Stifel Financial Corp.
Form 10-Q Exhibit 10

ACQUISITION AGREEMENT

by and between

STIFEL FINANCIAL CORP.

and

CITIGROUP INC.

Dated as of September 12, 2005

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this "Agreement") is entered into as of this 12th day of September, 2005, by and between STIFEL FINANCIAL CORP., a Delaware corporation ("Buyer"), and CITIGROUP INC., a Delaware corporation ("Seller"). Capitalized terms are defined in Article 1.

RECITALS

WHEREAS, Seller and Legg Mason, Inc., a Maryland corporation ("Legg Mason"), are parties to a Transaction Agreement, dated as of June 23, 2005 (as amended, supplemented or otherwise modified from time to time, the "Transaction Agreement"), pursuant to which, inter alia, Seller has agreed to acquire from Legg Mason, among other things, the Business;

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell, or cause to be sold, to Buyer, and Buyer desires to purchase, or cause to be purchased, the Purchased Assets, subject to the assumption by Buyer of the Assumed Liabilities, and the Shares;

WHEREAS, in furtherance of the foregoing and upon the terms and subject to the conditions set forth herein, (i) Seller shall sell, or cause to be sold, to Buyer, and Buyer shall purchase, or cause one of its wholly owned Subsidiaries to purchase, the Purchased Assets and the Shares, and (ii) Seller shall assign, or cause to be assigned, to Buyer, and Buyer shall assume, or cause to be assumed, the Assumed Liabilities; and

WHEREAS, Seller and Buyer (or one or more of their respective wholly-owned Subsidiaries) shall, as of the Closing, enter into a Transition Services Agreement containing the principal terms reflected in Exhibit A hereto and otherwise in form and substance reasonably acceptable to the Parties (the "Seller Transition Services Agreement"); Legg Mason and Seller (or one or more of their wholly-owned Subsidiaries) shall, as of the closing of the transactions contemplated by the Transaction Agreement, enter into a Transition Services Agreement containing the principal terms reflected in Exhibit B hereto and otherwise in form and substance reasonably acceptable to Legg Mason and the Parties (the "Legg Mason Transition Services Agreement"); and Seller and Buyer (or one or more of their wholly-owned Subsidiaries) shall, as of the Closing, enter into an Assignment Agreement providing for the assignment by Seller (or one or more of its wholly-owned Subsidiaries) to Buyer (or one or more of its wholly-owned Subsidiaries) of the Legg Mason Transition Services Agreement (the "Legg Mason TSA Assignment Agreement").

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein and in the Related Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article 1
DEFINITIONS

The following terms shall have the meanings set forth below in this Article 1. All terms used but not defined herein have the meanings given such terms in the Transaction Agreement.

1.1 " 2006 Earn-Out Amount" means, collectively, the First 2006 Earn-Out Amount and the Second 2006 Earn-Out Amount.

1.2 "2007 Earn-Out Amount" means, collectively, the First 2007 Earn-Out Amount and the Second 2007 Earn-Out Amount.

1.3 "2008 Earn-Out Amount" means, collectively, the First 2008 Earn-Out Amount and the Second 2008 Earn-Out Amount.

1.4 "Accountant" has the meaning set forth in Section 2.5(b).

1.5 "Adjusted Estimated Net Book Value" has the meaning set forth in Section 2.4(c).

1.6 "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

1.7 "Agreement" has the meaning set forth in the recitals.

1.8 "Assignment and Assumption of Leases" means an instrument of assignment in which Seller assigns to Buyer all of Seller's right, title and interest in, to and under each Assumed Lease and, to the extent made in compliance with Section 5.21 hereof and with Section 6.2 of the Transaction Agreement, all renewals, modifications, amendments and other agreements related thereto, which instrument shall contain no warranties, express or implied, and pursuant to which Buyer assumes and agrees to observe and perform all of the obligations of Seller under each Assumed Lease which arise after the Closing Date or relate to the period after the Closing Date.

1.9 "Assumed Contracts" means only those Contracts to which LMWW is a party as of the Closing relating (i) exclusively to the Business or (ii) exclusively to the CM Business and also primarily to the Business, including all such Contracts listed on or of the type described in Schedule 1.9 (other than those indicated as "Transferred Subsidiary Contracts") and, to the extent made in compliance with Section 5.21 hereof and with Section 6.2 of the Transaction Agreement, all renewals, modifications, amendments and other agreements related thereto (it being acknowledged that Seller shall have the right to update Schedule 1.9 prior to the Closing, subject to reasonable concurrence by Buyer that the Contracts proposed to be included prior to Closing relate either (i) exclusively to the Business or (ii) exclusively to the CM Business and also primarily to the Business). Assumed Contracts shall not include the Assumed Leases.

1.10 "Assumed Leases" means those Leases to which LMWW is a party set forth under the heading "Assumed Leases" on Schedule 1.10 and, to the extent made in compliance with Section 5.21 hereof and with Section 6.2 of the Transaction Agreement, all renewals, modifications, amendments and other agreements related thereto. The Parties acknowledge that Schedule 1.10 also sets forth under the heading "Transferred Subsidiary Leases" all Leases to which any Transferred Subsidiary is a party.

1.11 "Assumed Liabilities" means only the following liabilities and obligations of LMWW:

(a) all liabilities and obligations under the Assumed Contracts, Assumed Leases or any registrations, licenses and qualifications included in the Purchased Assets arising from and after the Closing or relating to the period from and after the Closing;

(b) all liabilities and obligations accrued as a liability on the Final Closing Date Balance Sheet;

(c) all liabilities and obligations assumed by Buyer pursuant to Section 5.5(a);

(d) all liabilities and obligations that are set forth on Schedule 1.11(d); and

(e) all other liabilities and obligations that arise out of the operation of the Purchased Assets or the Business (excluding the Excluded Assets) from and after the Closing.

1.12 "Business" means the capital markets business of Legg Mason, as described in subsection (b) of the definition of PC/CM Business in Annex A of the Transaction Agreement, but only to the extent conducted by LMMCC, LMUK, Orchard and LMWW and their respective Subsidiaries, and in any event excluding Howard Weil Financial Corporation, its Subsidiaries and the assets and liabilities thereof; provided, that, if the Shares of any Transferred Subsidiary are not acquired by Buyer at the Closing, then Business shall not include that portion of the capital markets business of Legg Mason to the extent conducted by such Transferred Subsidiary and its Subsidiaries; provided further, that Business shall not include the municipal finance and institutional municipal sales and trading segments or the retail fixed income and equity segments of the capital markets business of Legg Mason.

1.13 "Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated pursuant to Law or executive order to be closed.

1.14 "Buyer" has the meaning set forth in the first paragraph hereof.

1.15 "Buyer Audited Income Statement" has the meaning set forth in Section 2.6(b).

1.16 "Buyer DCAP" has the meaning set forth in Section 5.5(g).

1.17 "Buyer Employees" has the meaning set forth in Section 5.5(a).

1.18 "Buyer FSA" has the meaning set forth in Section 5.5(g).

1.19 "Buyer Indemnification Cap" has the meaning set forth in Section 8.7(b).

1.20 "Buyer Indemnified Parties" has the meaning set forth in Section 8.2.

1.21 "Buyer Threshold" has the meaning set forth in Section 8.7(b).

1.22 "Buyer's Capital Markets Business" means the combined Equity Capital Markets and Fixed Income Capital Markets business segments of Buyer and its Subsidiaries, as described by Buyer in its annual report on Form 10-K for the fiscal year ended December 31, 2004, but after giving effect to the consummation of the Transactions, which following the Closing shall include all of the Business acquired by Buyer in the Transactions and all other businesses of Buyer of the same type as the Business acquired by Buyer in the Transactions.

1.23 "Buyer's Disclosure Letter" means a letter delivered by Buyer to Seller on or before the execution and delivery of this Agreement setting forth items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided that the mere inclusion of an item in the Buyer's Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a Material Adverse Effect; and provided further, that the information disclosed in any section or subsection of Buyer's Disclosure Letter shall be deemed to be disclosed with respect to such other sections or subsections of this Agreement or Buyer's Disclosure Letter to which such disclosure is reasonably apparent in the light of the form and substance of the disclosure made (based solely on the text of Buyer's Disclosure Letter, without examining any document listed in Buyer's Disclosure Letter).

1.24 "Clearing Agreement" has the meaning set forth in Section 2.1(d).

1.25 "Cleared Accounts" has the meaning set forth in Section 2.1(d).

1.26 "Closing" means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.

1.27 "Closing Date" has the meaning set forth in Section 2.3.

1.28 "Closing Payment" has the meaning set forth in Section 2.2(a).

1.29 "CM Business Employee" means each person who became employed in connection with Seller's acquisition of the Business under the Transaction Agreement by Seller or any Affiliate of Seller, including, if applicable, LMUK, and who, immediately prior to the Closing Date, was primarily engaged in or primarily in support of the Business as of the Closing, but only to the extent such person's name appears on Schedule 1.29(a) (as such Schedule may be modified by Seller prior to Closing to reflect terminations and new hires of CM Business Employees and omissions of persons who Buyer reasonably concurs are primarily engaged in or primarily support the Business as of the Closing, other than the persons listed on Schedule 1.29(c)); provided, that, for the avoidance of doubt, the term "CM Business Employee" shall not include employees set forth in Section 6.15(a)(i) of the Legg Mason Disclosure Letter or Schedule 1.29(b).

1.30 "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder, as amended from time to time.

1.31 "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

1.32 "Confidentiality Agreement" has the meaning set forth in Section 5.1(a).

1.33 "Consent" means, with respect to any Person, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any other Person, including any Governmental Authority, that is required in connection with the execution and delivery by such Person of this Agreement or any Related Agreement or the consummation by such Person and its Affiliates of the Transactions.

1.34 "Contract" means, with respect to any Person, any loan agreement, indenture, letter of credit, mortgage, security agreement, pledge agreement, guarantee, lease, sublease, license or any other agreement, contract, instrument, obligation, commitment or arrangement, whether written or oral, in each case as amended, supplemented, waived or otherwise modified, to which such Person is a party or by which it is bound or any of its assets are subject.

1.35 "Controlling Party" has the meaning set forth in Section 8.6(c).

1.36 "Delayed Closing" has the meaning set forth in Section 2.8(c).

1.37 "Delayed Closing Assets" has the meaning set forth in Section 2.8(a).

1.38 "Delayed Closing Date" has the meaning set forth in Section 2.8(c).

1.39 "Direct Sale Agreement" has the meaning set forth in Section 2.10.

1.40 "Earn-Out Accountant" has the meaning set forth in Section 2.6(c).

1.41 "Earn-Out Amount Statement" has the meaning set forth in Section 2.6(b).

1.42 "Earn-Out Amounts" means, collectively, the First Earn-Out Amounts and the Second Earn-Out Amounts.

1.43 "Earn-Out Hurdles" means, collectively, the First Earn-Out Hurdle and the Second Earn-Out Hurdle.

1.44 "Earn-Out Percentages" means, collectively, the First Earn-Out Percentage and the Second Earn-Out Percentage.

1.45 "Earn-Out Period" has the meaning set forth in Section 2.6(a)(i).

1.46 "Earn-Out Revenue" means, for any calendar year in the Earn-Out Period, an amount equal to the combined net revenues of Buyer's Capital Markets Business for such calendar year, as reported by Buyer in its audited financial statements included in its annual report on Form 10-K for such calendar year; provided that, for purposes of determining Earn-Out Revenue, (i) the allocation of combined interest expense to Buyer's Capital Market's Business shall be determined in a manner consistent with the allocation methodology used in the preparation of Buyers audited financial statements included in its annual report on Form 10-K for the fiscal year ended December 31, 2004, and (ii) the amount of such combined net revenues shall be adjusted to exclude (A) interest expense related to trust preferred securities or other Indebtedness relating to the debt or equity structure of Buyer or its Affiliates and (B) the effect of any reductions in the revenues of LMUK attributable to payments made to contractors or consultants made in a manner inconsistent with the past practice of Legg Mason.

1.47 "Earn-Out Revenue Calculation" has the meaning set forth in Section 2.6(b).

1.48 "Environmental Laws" means any and all local, state and federal laws, regulations, codes, decrees, orders, judgments, principles of common law and binding judicial or administrative interpretation thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota) or human health; or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of Hazardous Materials, including the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act (as it relates solely to exposure to Hazardous Materials) and their implementing regulations as well as state analogues.

1.49 "ERISA" means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as amended from time to time.

1.50 "Escrow Agreement" has the meaning set forth in Section 2.2(a).

1.51 "Escrow Deposit" has the meaning set forth in Section 2.2(a).

1.52 "Estimated Closing Date Balance Sheet" has the meaning set forth in Section 2.4(b).

1.53 "Estimated Net Book Value" has the meaning set forth in Section 2.4(a).

1.54 "Exchange Act" means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, as amended from time to time.

1.55 "Excluded Accounts" means, collectively, the retail accounts of the family and friends of any CM Business Employee.

1.56 "Excluded Assets" means the following:

(a) all cash on hand and cash equivalents;

(b) all claims, refunds, credits or overpayments with respect to any Taxes paid or incurred by Legg Mason, Seller or any of their respective Affiliates, or any related interest received from the relevant Taxing authority for periods ending prior to the Closing Date, and the appropriately prorated portion thereof for periods commencing prior to the Closing Date and ending on or after the Closing Date;

(c) all Tax Returns of LMWW or any of its current or former Affiliates, including Legg Mason and Seller;

(d) all rights, properties or assets of LMWW (including Contracts to which LMWW is a party) not used (i) exclusively in the conduct of the Business or (ii) exclusively in the conduct of the CM Business and also primarily in the conduct of the Business (unless such rights, properties or assets are otherwise expressly assumed by Buyer hereunder);

(e) all personnel records, in any form, of LMWW or any of its current or former Affiliates, including Legg Mason and Seller, other than the employment and personnel records of any employee who becomes a Buyer Employee;

(f) all Contracts or trusts relating to any Plans;

(g) all (i) Contracts between LMWW, on the one hand, and any of its Affiliates, on the other hand; (ii) payables or receivables between or among Legg Mason or Seller, or any of them and any direct or indirect Subsidiary of LMWW or the Transferred Subsidiaries; and (iii) claims or rights of Legg Mason or Seller thereunder;

(h) all rights, claims, credits and causes of action of LMWW arising under or relating to the Assumed Contracts or Assumed Leases arising prior to the Closing or relating to the period prior to the Closing;

(i) all rights, claims, credits and causes of action of Legg Mason or Seller (i) to the extent relating to any Excluded Liability or (ii) arising prior to the Closing or relating to the period prior to the Closing (other than those arising under or relating to the Assumed Contracts or Assumed Leases);

(j) all records, documents, agreements and other materials prepared in connection with the sale of the Business;

(k) all rights of Legg Mason, Seller and their respective Affiliates under the Transaction Agreement, the Related Agreements (as defined in the Transaction Agreement), this Agreement and the Related Agreements;

(l) all insurance policies and rights to proceeds thereunder;

(m) all prepaid expenses to the extent Buyer or its Affiliate will not obtain the benefit thereof after the Closing;

(n) all receivables from Seller, any Affiliate of Seller, Legg Mason or any Affiliate of Legg Mason, other than any such receivables that arise (i) in the ordinary course of the Business or (ii) under this Agreement or the Related Agreements;

(o) all assets and properties (including those associated with the Business) not reflected as Purchased Assets on the Final Closing Date Balance Sheet, other than Assumed Contracts and Assumed Leases;

(p) all assets, properties and rights related to any Excluded Account;

(q) without duplication, all assets of the type designated as an Excluded Asset in the Illustrative Balance Sheet or listed on Schedule 1.56; and

(r) if the transfer in accordance with Section 2.10 occurs, all assets (including receivables) arising out of or related to the transfer of assets and liabilities effected under Section 2.10.

1.57 "Excluded Liabilities" means all liabilities or obligations of Legg Mason, Seller, LMWW or any of their respective Affiliates (other than, as used in this Section, the Transferred Subsidiaries and their Subsidiaries) which are not Assumed Liabilities, which Excluded Liabilities shall include, without limitation, the following (if not accrued as a liability on the Final Closing Date Balance Sheet):

(a) liabilities of Legg Mason, Seller, LMWW or any of their respective Affiliates resulting from all lawsuits to the extent resulting from the conduct of the Business prior to the Closing whether or not pending or otherwise asserted as of the Closing, including those matters disclosed in Section 3.6 of Seller's Disclosure Letter;

(b) liabilities of Legg Mason, Seller, LMWW or any of their respective Affiliates for which Seller or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement;

(c) liabilities of Legg Mason, Seller, LMWW or any of their respective Affiliates to Seller, any Affiliate of Seller, Legg Mason or any Affiliate of Legg Mason arising prior to the Closing, other than any such liabilities that arise (i) in the ordinary course of the Business or (ii) under this Agreement or the Related Agreements;

(d) liabilities of Legg Mason, Seller or any of their respective Affiliates for Taxes arising prior to the Closing relating to the operation of the Business;

(e) liabilities of Legg Mason, Seller or any of their respective Affiliates under any Environmental Laws relating to the Assumed Leases arising prior to the Closing relating to the operation of the Business;

(f) liabilities under any Plans of Legg Mason, Seller or any of their respective Affiliates;

(g) liabilities of Legg Mason, Seller, LMWW or any of their respective Affiliates arising out of or related to any of the Excluded Accounts;

(h) all other liabilities and obligations of Legg Mason, Seller, LMWW or any of their respective Affiliates arising prior to the Closing relating to the operation of the Business or the ownership or use of the Purchased Assets, other than the Assumed Liabilities, whether or not such liabilities or obligations have been asserted as of Closing; and

(i) liabilities of Legg Mason, Seller, LMWW or any of their respective Affiliates of any nature whatsoever arising prior to or after the Closing to the extent such liabilities are not related to, or do not arise out of, the operation of the Business or the ownership or use of the Purchased Assets or a Transferred Subsidiary or any of its Subsidiaries.

1.58 "Final Closing Date Balance Sheet" has the meaning set forth in Section 2.5(a).

1.59 "First 2006 Earn-Out Amount" has the meaning set forth in Section 2.6(a)(i).

1.60 "First 2007 Earn-Out Amount" has the meaning set forth in Section 2.6(a)(i).

1.61 "First 2008 Earn-Out Amount" has the meaning set forth in Section 2.6(a)(i).

1.62 "First Earn-Out Amounts" has the meaning set forth in Section 2.6(a)(i).

1.63 "First Earn-Out Hurdle" has the meaning set forth in Section 2.6(a)(i).

1.64 "First Earn-Out Percentage" has the meaning set forth in Section 2.6(a)(i).

1.65 "First Maximum Earn-Out Amount" has the meaning set forth in Section 2.6(a)(i).

1.66 "GAAP" means United States generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

1.67 "Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC and any SRO within or outside the United States.

1.68 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as amended from time to time.

1.69 "Illustrative Balance Sheet" means the balance sheet attached hereto as Schedule 1.69.

1.70 "Indebtedness" means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a "keep well" or other similar undertaking) of any of the foregoing obligations.

1.71 "Indemnified Party" has the meaning set forth in Section 8.4.

1.72 "Indemnifying Party" has the meaning set forth in Section 8.5.

1.73 "Investment Company Act" means the United States Investment Company Act of 1940 and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, as amended from time to time.

1.74 "IRS" means the United States Internal Revenue Service.

1.75 "Knowledge" or "knowledge" means, with respect to Seller, the actual knowledge of the individuals set forth in Schedule 1.75(a) and, with respect to Buyer, means the actual knowledge of the individuals set forth in Schedule 1.75(b), which in each case shall be deemed to include the knowledge any such person would have had if he or she had made reasonable inquiry of those persons that such individual would reasonably expect to have actual knowledge of the relevant subject matter.

1.76 "Law" means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

1.77 "Lease" means any lease, sublease or license, including any amendment with respect thereto, pursuant to which LMWW or any Transferred Subsidiary uses, leases, subleases, occupies or holds any Leased Real Property.

1.78 "Leased Real Property" means any real property subject to (i) an Assumed Lease or (ii) a Lease to which a Transferred Subsidiary is a party and which is set forth under the heading "Transferred Subsidiary Leases" on Schedule 1.10.

1.79 "Legg Mason" has the meaning set forth in the recitals.

1.80 "Legg Mason TSA Assignment Agreement" has the meaning set forth in the recitals.

1.81 "Lien" means any liens, pledges, charges, claims, security interests, and deeds of trust, mortgages, and deeds to secure debt, title retention agreements or other encumbrances.

1.82 "LMMCC" means Legg Mason Mortgage Capital Corp., a Maryland corporation.

1.83 "LMUK" means Legg Mason Limited UK Corporation, a United Kingdom corporation.

1.84 "LMWW" means Legg Mason Wood Walker, Inc., a Maryland corporation.

1.85 "Losses" means all costs, damages, liabilities, awards, judgments, losses or costs and expenses, interest, awards, judgments and penalties that are imposed upon or otherwise incurred by an Indemnified Party (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred; provided, however, that Losses shall not include lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages or Taxes, unless such consequential, incidental, special, indirect, exemplary or punitive damages are awarded against any of the Indemnified Parties in a Third Party Claim.

1.86 "Material Adverse Effect" means a material adverse effect on the assets, business, financial condition or results of operations of the Business taken as a whole, but shall not be deemed to include (i) general economic or business conditions, including securities markets generally, or changes therein or any act of terrorism, similar calamity or war to the extent that they do not have a materially disproportionate effect on the Business, (ii) conditions or trends in the economic, business, financial or regulatory environment generally affecting the brokerage and investment banking industries to the extent that they do not have a materially disproportionate effect on the Business or (iii) any changes or effects resulting from the announcement or pendency of the transactions provided for in this Agreement, the Related Agreements or the Transaction Agreement.

1.87 "Material Contracts" has the meaning set forth in Section 3.10(a).

1.88 "Maximum Earn-Out Amount" means, collectively, the First Maximum Earn-Out Amount and the Second Maximum Earn-Out Amount.

1.89 "Net Book Value" means (a) the sum of (i) the total assets of the Transferred Subsidiaries (if any) plus (ii) the Purchased Assets less (b) the sum of (i) the total liabilities of the Transferred Subsidiaries (if any) plus (ii) the Assumed Liabilities, in each case as reflected on the Estimated Closing Date Balance Sheet or the Final Closing Date Balance Sheet, as the case may be in accordance with GAAP, and the accounting principles, procedures, policies and methods used by Legg Mason in preparing the Illustrative Balance Sheet.

1.90 "Old DCAP" has the meaning set forth in Section 5.5(g).

1.91 "Old FSA" has the meaning set forth in Section 5.5(g).

1.92 "Orchard" means Orchard Financial Services, Inc., a Maryland corporation.

1.93 "Parties" means Buyer and Seller, and "Party" means either of the Parties.

1.94 "Permits" means all material licenses, registrations, franchises, permits, certificates, approvals, accreditation, or other similar authorizations, in each case, granted by a Governmental Authority.

1.95 "Permitted Liens" means (a) any Lien (i) for Taxes, assessments and other governmental charges which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) deemed to be created by this Agreement or (iii) which does not affect materially and adversely the current use, occupancy or value of the asset subject thereto and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) in the case of Leased Real Property, in addition to those items covered by the foregoing clause (a), all (A) exceptions which an accurate survey would show, which do not affect materially and adversely the current use, occupancy or value of the property subject thereto and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (B) exceptions of record (excluding Liens securing monetary obligations), exceptions noted in title policies or commitments provided to the applicable Party, utility easements, building restrictions, zoning restrictions and other easements and restrictions affecting title to, or possession or use of, such Leased Real Property, whether or not the same are of record, which do not affect materially and adversely the current use, occupancy or value of the property subject thereto and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) statutory landlord's liens and Liens granted to landlords under any leases and (D) all Leases and all matters to which the underlying Lease is subject and subordinate.

1.96 "Person" means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any Governmental Authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the US Code or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.

1.97 "Plan" means any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, incentive plan; (b) welfare or "fringe" benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including without limitation any "employee benefit plan" as defined in ERISA Section 3(3) under which any current or former employee who performed services for the Business has any present or future right to benefits (together "Plans" and each item thereunder a "Plan"); provided that the term "Plan" or "Plans" shall not be deemed to include (i) the Consultancy Services Agreement, dated as of September 9, 2004 and as amended, between LMUK and RCLM LLP, (ii) the Amended and Restated Consultancy Services Agreement, dated as of September 29, 2004, between LMUK and MG Financial Consultants, S.L., (iii) the Amended and Restated Consultancy Services Agreement, dated as of September 29, 2004, between LMUK and MG Securities Brokers, S.L. and (iv) the Services Agreement, dated as of September 24, 2004, between LMUK and Legg Mason SA.

1.98 "Premium" has the meaning set forth in Section 2.2(a).

1.99 "Purchased Assets" means all the assets, properties and rights, real, personal or mixed, tangible or intangible, wherever located, of, pertaining to, used or held for use (i) exclusively in connection with the Business or (ii) exclusively in connection with the CM Business and also primarily in connection with the Business, in each case, which are owned or held by LMWW as of immediately prior to the Closing (other than the Excluded Assets).

1.100 "Purchase Price" has the meaning set forth in Section 2.2, as adjusted pursuant to Sections 2.4(c), 2.5 and 2.6.

1.101 "Registered Investment Company" means any pooled investment vehicle that is registered or required to be registered as an investment company under the Investment Company Act.

1.102 "Related Agreements" means the Seller Transition Services Agreement, the Legg Mason TSA Assignment Agreement, the Warrant Agreement, a Share Transfer Agreement for the Shares of LMUK (if applicable), the Clearing Agreement, the Assignment and Assumption of Leases, the Sublease Agreements (unless alternative arrangements are provided for in the Seller Transition Services Agreement), the Escrow Agreement, a Bill of Sale for the Purchased Assets and an Assignment and Assumption Agreement for the Assumed Liabilities.

1.103 "RVP/DVP" means Receipt-Against-Payment/Deposit-Against-Payment.

1.104 "Sale Transaction" means any of the following: (i) the acquisition (including by merger, share exchange, consolidation, business combination or other similar transaction) by any Person or "group" (as defined in Rule 13d-3 under the Exchange Act) of Persons, directly or indirectly, of more than 50% of the capital stock or other equity interests of, or more than 50% of the total voting power of, Buyer, (ii) the failure of Buyer to own substantially all of the capital stock of any of its direct or indirect Subsidiaries that collectively owns or operates a material portion of Buyer's Capital Markets Business, (iii) the sale, transfer, lease, exchange or other disposition by Buyer or any of its Subsidiaries in one transaction or series of transactions of assets of Buyer or such Subsidiaries that constitute a material portion of Buyer's Capital Markets Business or (iv) any combination of the foregoing.

1.105 "Second 2006 Earn-Out Amount" has the meaning set forth in Section 2.6(a)(ii).

1.106 "Second 2007 Earn-Out Amount" has the meaning set forth in Section 2.6(a)(ii).

1.107 "Second 2008 Earn-Out Amount" has the meaning set forth in Section 2.6(a)(ii).

1.108 "Second Earn-Out Amounts" has the meaning set forth in Section 2.6(a)(ii).

1.109 "Second Earn-Out Hurdle" has the meaning set forth in Section 2.6(a)(ii).

1.110 "Second Earn-Out Percentage" has the meaning set forth in Section 2.6(a)(ii).

1.111 "Second Maximum Earn-Out Amount" has the meaning set forth in Section 2.6(a)(ii).

1.112 "Section 338 Elections" has the meaning set forth in Section 5.4(l).

1.113 "Section 338 Forms" has the meaning set forth in Section 5.4(l).

1.114 "Securities Portfolio Assets and Liabilities" has the meaning set forth in Section 2.10.

1.115 "Seller" has the meaning set forth in the first paragraph hereof.

1.116 "Seller Indemnification Cap" has the meaning set forth in Section 8.7(a).

1.117 "Seller Indemnified Parties" has the meaning set forth in Section 8.4.

1.118 "Seller Threshold" has the meaning set forth in Section 8.7(a).

1.119 "Seller Transition Services Agreement" has the meaning set forth in the recitals.

1.120 "Seller's Disclosure Letter" means a letter delivered by Seller to Buyer on or before the execution and delivery of this Agreement setting forth items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided that the mere inclusion of an item in the Seller's Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a Material Adverse Effect; and provided further, that the information disclosed in any section or subsection of Seller's Disclosure Letter shall be deemed to be disclosed with respect to such other sections or subsections of this Agreement or Seller's Disclosure Letter to which such disclosure is reasonably apparent in the light of the form and substance of the disclosure made (based solely on the text of Seller's Disclosure Letter, without examining any document listed in Seller's Disclosure Letter).

1.121 "Shares" means, subject to Section 5.19(d): (a) all of the issued and outstanding shares of capital stock of LMMCC; (b) all of the issued and outstanding shares of capital stock of LMUK; and (c) all of the issued and outstanding shares of capital stock of Orchard.

1.122 "Straddle Period" has the meaning set forth in Section 5.4(b).

1.123 "Subject Guaranties" has the meaning set forth in Section 5.13.

1.124 "Subleased Property" means that portion of the real property subject to the lease agreements set forth on Schedule 1.124 that is used in connection with the Business. The parties acknowledge that a portion of the real property subject to such leases will continue to be used in connection with the portion of the PC/CM Business that is not being transferred to Buyer hereunder and that the portion that will be used by Buyer in connection with the Business will be subleased to Buyer pursuant to the Sublease Agreements.

1.125 "Sublease Agreements" means the subleases between LMWW (or one of LMWW's Affiliates that is the named lessee), as sublandlord, and the Buyer, as subtenant, relating to the Subleased Property, with each such sublease providing that Buyer will be responsible for the costs and expenses incurred to divide the applicable real property from the Subleased Property for use by the Business and containing customary indemnification obligations by Buyer of the sublandlord otherwise being in form and substance reasonably acceptable to Seller and Buyer.

1.126 "Subsidiary" means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

1.127 "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, state guarantee fund assessments, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, real property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions or penalties with respect thereto or with respect to any Tax Return.

1.128 "Tax Claim" has the meaning set forth in Section 8.6(a).

1.129 "Tax Indemnified Party" has the meaning set forth in Section 8.6(a).

1.130 "Tax Indemnifying Party" has the meaning set forth in Section 8.6(a).

1.131 "Tax Notice" has the meaning set forth in Section 8.6(a).

1.132 "Tax Returns" means any return, declaration, report, list, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.133 "Termination Date" has the meaning set forth in Section 9.2(a)(ii).

1.134 "Third Party Claim" has the meaning set forth in Section 8.5.

1.135 "Transaction Agreement" has the meaning set forth in the recitals.

1.136 "Transactions" means consummation of the transactions contemplated by this Agreement and the Related Agreements.

1.137 "Transferred Subsidiaries" means, subject to Section 5.19(d), LMMCC, LMUK and Orchard and their respective direct and indirect Subsidiaries.

1.138 "Treasury Regulations" means the rules and regulations under the Code issued by the U.S. Department of Treasury.

1.139 "Warrant Agreement" means the Agreement between Buyer and LMWW with respect to the warrants, units, shares of common stock and other securities set forth on Schedule 1.139, pursuant to which the parties shall agree that 50% of the net gain proceeds (net of applicable Taxes and LMWW's cost basis) from the disposition of such warrants, units, shares of common stock and other securities shall be distributed by LMWW to Buyer. Buyer's rights under the Warrant Agreement shall constitute a Purchased Asset that will be reflected in the computation of the Net Book Value.

Article 2
PURCHASE AND SALE OF THE BUSINESS

2.1 Transfer of Shares and Purchased Assets and Assumption of Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date:

(a) Subject to Section 5.19, Seller shall sell, assign, transfer and convey, or cause to be sold, assigned, transferred and conveyed, to Buyer, and Buyer shall purchase, acquire and accept, all of the Shares.

(b) Seller shall cause LMWW to sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from LMWW, all of LMWW's right, title and interest in and to the Purchased Assets. Notwithstanding any provision in this Agreement to the contrary, the Excluded Assets are excluded from the Purchased Assets and shall remain the property of Seller or its applicable Subsidiary after the Closing.

(c) Buyer shall assume and discharge promptly when and as due only those liabilities and obligations which are Assumed Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Excluded Liabilities are excluded from the Assumed Liabilities and shall remain the responsibility and obligation of Seller or its applicable Subsidiary after the Closing.

(d) Notwithstanding anything to the contrary in this Agreement (other than Section 2.10), at the Closing all long and short securities positions held in the proprietary accounts of the Business as of immediately prior to the Closing, including any cash balances or hedged positions, shall be acquired and assumed by Buyer and Buyer shall also acquire all of LMWW's right, title and interest in and to any institutional customer account that effects securities transactions through LMWW on an RVP/DVP basis other than an Excluded Account (such proprietary accounts and institutional customer accounts are collectively referred to as the "Cleared Accounts"). From and after the Closing, the proprietary accounts shall be operated for the benefit of Buyer who shall assume all risk of loss and all right to profit on such proprietary accounts. At or prior to the Closing, LMWW and Buyer shall enter into a fully disclosed clearing arrangement with respect to the Cleared Accounts pursuant to which LMWW shall use its existing systems to execute, clear and settle securities transactions for the Cleared Accounts. The clearing agreement shall be effective as of the opening of business on the Closing Date, shall have a term that expires (i) if the Closing Date is on or before December 1, 2005, on January 15, 2006 (subject to Buyer's right upon reasonable notice to effect an earlier termination that does not occur from or after December 15, 2005) or (ii) if the Closing Date is after December 1, 2005, on January 31, 2006 (provided, that if the Closing Date is on or after January 1, 2006 and the conversion by Seller from the LMWW system is delayed beyond its currently anticipated date of February 27, 2006, Seller shall consider in good faith any request by Buyer to extend such term by a number of days that is not more than the length of such delay), and shall have such other terms and conditions (including with respect to pricing, exculpation and indemnification) appropriate for a third-party fully-disclosed clearing arrangement for a business of similar size as the Business, all as reasonably agreed to by the Parties (the "Clearing Agreement"); provided, that LMWW shall consider in good faith, but shall not be obligated under the Clearing Agreement, to extend credit to Buyer in connection with the Cleared Accounts. In furtherance of the foregoing, Buyer shall assume Seller's short positions included in the Assumed Liabilities and shall satisfy its obligations in connection therewith by transferring to Seller securities sufficient to permit Seller to cover and close out such short positions at such time as it desires to cover and close out such short positions subject to the Clearing Agreement. Seller and Buyer agree to cooperate in resolving any matter relating to this Section 2.1 (d).

2.2 Consideration. The consideration (the "Purchase Price") that Buyer shall pay for the Shares, the Purchased Assets, the obligations of Seller under Article 5, and other rights of Buyer hereunder shall consist of the following, subject to adjustment as provided in Section 2.4(c) and Section 2.5:

(a) cash in an amount equal to the sum of (i) the Net Book Value plus (ii) Seven Million Dollars ($7,000,000) (the "Premium"); at Closing, Buyer shall (x) pay an amount in cash, by wire transfer of immediately available funds, to an account designated by Seller in writing not less than two (2) Business Days prior to Closing, equal to the sum of the Estimated Net Book Value plus a portion of the Premium equal to Two Million Dollars ($2,000,000) (the "Closing Payment") and (y) shall deposit the remaining portion of the Premium equal to Five Million Dollars ($5,000,000) into an escrow account maintained by an escrow agent mutually acceptable to Seller and Buyer (which shall be Deutsche Bank if it is willing to act as escrow agent) pursuant to the terms of an escrow agreement reasonably acceptable to the Parties that shall provide that the escrow deposit and all earnings thereon shall immediately and unconditionally be delivered (A) to Seller upon Buyer's receipt of the financial statements referred to in Section 5.9 or Buyer's determination that no such financial statements are required or (B) to Buyer if such financial statements are required and have not been delivered to Buyer prior to the first anniversary of the Closing Date (such deposit, the "Escrow Deposit", and such escrow agreement, the "Escrow Agreement"); and

(b) the payments of Earn-Out Amounts, as finally determined pursuant to Section 2.6, payable from Buyer to Seller pursuant to Section 2.6.

2.3 Closing.

The closing of the transactions provided for in this Agreement (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York New York, 10036-6522 on the later of October 31, 2005 and the date on which the last of the conditions required to be satisfied or waived pursuant to Articles 6 and 7 is either satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof), or (b) at such other place, time or date as the Parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date." It is the intention of the parties that the transactions contemplated under this Agreement shall be consummated at the same time and on the same date as the closing of the transactions under the Transaction Agreement.

2.4 Preliminary Information.

(a) Seller shall cause to be delivered to Buyer (i) at least two Business Days prior to the Closing Date, an estimated Closing Date balance sheet of the Purchased Assets, Assumed Liabilities and Transferred Subsidiaries as of immediately prior to the Closing (the "Estimated Closing Date Balance Sheet") prepared in accordance with Section 2.4(b) and (ii) as soon as reasonably practicable after the close of trading on the New York Stock Exchange on the Business Day prior to the Closing Date, (A) the Estimated Closing Date Balance Sheet as updated as of such close of trading with respect to the assets and liabilities reflected in the line items designated on the Illustrative Balance Sheet as "Broker-to-Broker Trade" or "B-to-B Trade" and (B) a calculation, in reasonable detail based upon such updated Estimated Closing Date Balance Sheet, setting forth the estimated amount of the Net Book Value (the "Estimated Net Book Value").

(b) Seller shall prepare or cause to be prepared the Estimated Closing Date Balance Sheet using the accounting principles, procedures, policies and methods used in preparing the Illustrative Balance Sheet. The amounts set forth in such Estimated Closing Date Balance Sheet or such calculation shall control for all purposes of this Agreement at the Closing, subject to the rights of Buyer as set forth in Section 2.5.

(c) Seller shall prepare and deliver or cause to be prepared and delivered to Buyer on the fifth Business Day after the Closing Date a further adjusted Estimated Closing Date Balance Sheet reflecting updated information with respect to the assets and liabilities reflected in the line items designated on the Illustrative Balance Sheet as "Broker-to-Broker Trade" or "B-to-B Trade" and a calculation, in reasonable detail based upon such further adjusted Estimated Closing Date Balance Sheet, setting forth the amount of the Net Book Value as adjusted (the "Adjusted Estimated Net Book Value"). On the Business Day immediately following delivery by Seller of such adjusted Estimated Closing Date Balance Sheet, (i) Seller shall pay to Buyer (as a decrease to the Purchase Price) cash in an amount equal to the amount, if any, by which the Estimated Net Book Value exceeds the Adjusted Estimated Net Book Value, and (ii) Buyer shall pay to Seller (as an increase to the Purchase Price) cash in an amount equal to the amount, if any, by which the Adjusted Estimated Net Book Value exceeds the Estimated Net Book Value, in each case, by wire transfer of immediately available funds to an account designated by the recipient. Any payment so required to be made by Buyer or Seller shall be by transfer of immediately available funds to an account or accounts specified in writing by Buyer or Seller (as the case may be) and shall bear interest from the Closing Date through the date of payment at the prime lending rate as reported in The Wall Street Journal.

2.5 Net Book Value Purchase Price Adjustment.

(a) (i) Not later than 95 days after the Closing Date or such other time as is mutually agreed by the Parties, Seller shall cause to be prepared and delivered to Buyer the Final Closing Date Balance Sheet prepared in accordance with Section 2.5(a)(ii), and a calculation, in reasonable detail based upon such Final Closing Date Balance Sheet, setting forth the amount of the Net Book Value.

(ii) Seller shall prepare or cause to be prepared final balance sheet of the Purchased Assets, Assumed Liabilities and Transferred Subsidiaries, as of immediately prior to the Closing in accordance with the accounting principles, procedures, policies and methods used by Legg Mason in preparing the Illustrative Balance Sheet (the "Final Closing Date Balance Sheet"). From and after the Closing, in connection with the preparation and delivery of the Final Closing Date Balance Sheet and calculation of Net Book Value as set forth therein and during the period of any dispute contemplated by this Section 2.5, Seller shall, to the full extent of its rights under the Transaction Agreement to do so, cause Legg Mason to give, and use its reasonable best efforts to cause its advisors to give, Buyer and its authorized representatives reasonable access to the relevant books and records, facilities and employees of Legg Mason (including the work papers of Legg Mason and its accountants relating to the preparation of the Final Closing Date Balance Sheet and such calculations based thereon), subject to customary confidentiality and indemnity agreements, as may be necessary to enable Buyer and its advisers to review the Final Closing Date Balance Sheet and such calculations based thereon.

(b) (i) Within 25 days following its receipt of the Final Closing Date Balance Sheet, Buyer shall deliver to Seller either (i) its agreement as to the calculation of the Net Book Value as set forth therein or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation of the Net Book Value as set forth therein; provided that Buyer may dispute the calculation of the Net Book Value set forth in the Final Closing Date Balance Sheet only on the basis (A) that such calculations were not made in accordance with the accounting principles, procedures, policies and methods employed by Legg Mason in preparing the Illustrative Balance Sheet or (B) of arithmetic error. During the 30 days after the delivery of a dispute notice to Seller, Seller and Buyer shall attempt in good faith to resolve any such dispute and finally determine the Net Book Value set forth in the Final Closing Date Balance Sheet. If at the end of such 30-day period, Seller and Buyer have failed to reach agreement with respect to such dispute, the matter shall be submitted to a nationally recognized accounting firm that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial; provided, however, that if Seller and Buyer are unable to select such other accounting firm within 45 days after delivery of a dispute notice to Seller, either party may request the American Arbitration Association to appoint, within 20 Business Days from the date of such request, an independent public accountant with significant relevant experience and that is not the principal independent auditor for either Seller or Buyer. The accounting firm or accountant so selected shall be referred to herein as the "Accountant." The Accountant shall act as arbitrator and resolve the disputed portions of the calculation of the Net Book Value set forth in the Final Closing Date Balance Sheet in accordance with the terms and conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts as to which Seller and Buyer have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Accountant will neither be more favorable to Seller than reflected in the Final Closing Date Balance Sheet nor more favorable to Buyer than reflected in Buyer's dispute notice. The Accountant shall deliver to Buyer and Seller, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Net Book Value set forth in the Final Closing Date Balance Sheet as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under applicable Laws and may be enforced in any court having jurisdiction. Each of Seller and Buyer shall bear all the fees and costs incurred by it in connection with this arbitration, except that all fees and expenses relating to the foregoing work by the Accountant shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and be included in the Accountant's written report.

(ii) If Buyer submits a written dispute notice pursuant to clause (ii) of Section 2.5(b)(i) and any portion of the subject matter of such notice relates to any portion of the subject matter of a written dispute notice submitted by Seller to Legg Mason pursuant to Section 3.2(b) of the Transaction Agreement, then Buyer agrees that the resolution of such subject matter shall be resolved pursuant to the notice delivered by Seller to Legg Mason pursuant to Section 3.2(b) of the Transaction Agreement (and not pursuant to this Section 2.5) and such resolution shall be final and binding upon the Parties to the fullest extent permitted under applicable Laws and may be enforced in any court having jurisdiction.

(c) On the second Business Day after the later of (x) the date Buyer and Seller agrees to the calculation of the Net Book Value as set forth in the Final Closing Date Balance Sheet and (y) if Buyer and Seller are unable to agree on such calculation of the Net Book Value, the date that Buyer and Seller receives notice from the Accountant or the Accountant designated under the Transaction Agreement, as applicable, of the final determination of the amount(s) being so disputed, the Purchase Price shall be increased or decreased, as the case may be, on a U.S. dollar for dollar basis, by the amount by which the Net Book Value as reflected on the Final Closing Date Balance Sheet is greater or less than the Net Book Value as reflected on the Estimated Closing Date Balance Sheet; except that if the Purchase Price was adjusted pursuant to Section 2.4(c), then instead to the extent the Purchase Price as originally adjusted pursuant to Section 2.4(c) is (i) less than the Purchase Price would have been had the adjustment under Section 2.4(c) been made on the basis of the Net Book Value as reflected on the Final Closing Date Balance Sheet, the Purchase Price shall be increased, or (ii) greater than the Purchase Price would have been had the adjustment under Section 2.4(c) been made on the basis of the Net Book Value as reflected on the Final Closing Date Balance Sheet, the Purchase Price shall be decreased, in each case of a dollar for dollar basis. In the event the Purchase Price is increased as provided above, the amount of such increase will be paid to Seller by Buyer. In the event the Purchase Price is decreased as provided above, the amount of such decrease will be paid to Buyer by Seller. Any payment so required to be made by Buyer or Seller shall be by transfer of immediately available funds to an account or accounts specified in writing by Buyer or Seller (as the case may be) and shall bear interest from the Closing Date through the date of payment at the prime lending rate as reported in The Wall Street Journal.

2.6 Earn-Out Payments.

(a) (i) With respect to each of calendar years 2006, 2007 and 2008 (the "Earn-Out Period"), the Purchase Price shall be increased by an amount (the "First 2006 Earn-Out Amount," "First 2007 Earn-Out Amount," and "First 2008 Earn-Out Amount," as applicable, and, collectively, the "First Earn-Out Amounts") equal to (x) ten percent (10%) (the "First Earn-Out Percentage") of (y) the amount, if any, by which the Earn-Out Revenue for such calendar year, as finally determined under this Section 2.6, exceeds Two Hundred Million Dollars ($200,000,000) (the "First Earn-Out Hurdle"); provided, however, that in no event shall the aggregate amount of the First Earn-Out Amounts exceed Ten Million Dollars ($10,000,000) (the "First Maximum Earn-Out Amount").

(ii) With respect to each calendar year in the Earn-Out Period, the Purchase Price shall be further increased by an amount (the "Second 2006 Earn-Out Amount," "Second 2007 Earn-Out Amount," and "Second 2008 Earn-Out Amount," as applicable, and, collectively, the "Second Earn-Out Amounts") equal to (x) ten percent (10%) (the "Second Earn-Out Percentage") of (y) the amount, if any, by which the Earn-Out Revenue for such calendar year, as finally determined under this Section 2.6, exceeds Two Hundred Fifty Million Dollars ($250,000,000) (the "Second Earn-Out Hurdle"); provided, however, that in no event shall the aggregate amount of the Second Earn-Out Amounts exceed Twenty Million Dollars ($20,000,000) (the "Second Maximum Earn-Out Amount").

(b) (i) Commencing with the first quarter of fiscal year 2006, Buyer shall cause to be delivered within 50 days following the end of each fiscal quarter during the Earn-Out Period a calculation showing the computation of the interest expense allocated to Buyer's Capital Markets Business for such quarter, which shall be based on average cost of short-term borrowings applied to average inventory balances and any such other adjustments consistent with the methodology described in the definition of "Earn-Out Revenue". Not later than ten (10) days after Buyer has filed its annual report on Form 10-K with respect to each calendar year in the Earn-Out Period, Buyer shall cause to be prepared and delivered to Seller (x) the audited consolidated statements of income of Buyer and its Subsidiaries (the "Buyer Audited Income Statement") for such calendar year prepared in accordance with Section 2.6(b)(ii), (y) a certificate of the chief financial officer of Buyer setting forth a calculation, in reasonable detail based upon such Buyer Audited Income Statement, of the amount of the Earn-Out Revenue (the "Earn-Out Revenue Calculation") for such calendar year prepared in accordance with Section 2.6(b)(ii) and (z) a statement, in reasonable detail, setting forth the computation of the Earn-Out Amounts (the "Earn-Out Amount Statement") for such calendar year.

(ii) Buyer shall cause to be prepared the Buyer Audited Income Statement and the Earn-Out Revenue Calculation for each calendar year in the Earn-Out Period in accordance with GAAP and the accounting principles, procedures, policies and methods used by Buyer in connection with its audited consolidated statements of income included in Buyer's annual report on Form 10-K for the fiscal year ended December 31, 2004 consistently applied. From and after the Closing, in connection with the preparation and delivery of the Buyer Audited Income Statement and the Earn-Out Revenue Calculation for each calendar year in the Earn-Out Period and during the period of any dispute contemplated by this Section 2.6, Buyer shall give, and use its reasonable best efforts to cause its advisors to give, Seller and its authorized representatives reasonable access to the relevant books and records, facilities and employees of Buyer (including the work papers of Buyer and its accountants relating to the preparation of such Earn-Out Revenue Calculations and the Earn-Out Amount Statements), subject to customary confidentiality and indemnity agreements, as may be necessary to enable Seller and its advisers to review such Earn-Out Revenue Calculations and the Earn-Out Amount Statements.

(c) Within 25 days following its receipt of the Buyer Audited Income Statement, Earn-Out Revenue Calculation and Earn-Out Amount Statement for each calendar year in the Earn-Out Period, Seller shall deliver to Buyer either (i) its agreement as to the calculation of the Earn-Out Revenue and Earn-Out Amounts as set forth therein or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation of the Earn-Out Revenue and Earn-Out Amounts as set forth therein; provided that Seller may dispute the calculation of the Earn-Out Revenue and Earn-Out Amounts as set forth therein only on the basis (A) that such calculations were not made in accordance with GAAP and the accounting principles, procedures, policies and methods used by Buyer consistently applied or were made in breach of Section 2.6(e) or (B) of arithmetic error; and, provided further, that the dispute shall not go as to matters regarding the reported audited results of Seller but only as to the derivation of the Earn-Out Revenue and Earn-Out Amounts from such audited results. During the 30 days after the delivery of a dispute notice to Buyer, Buyer and Seller shall attempt in good faith to resolve any such dispute and finally determine the Earn-Out Revenue and Earn-Out Amounts for such calendar year. If at the end of such 30-day period, Buyer and Seller have failed to reach agreement with respect to such dispute, the matter shall be submitted to a nationally recognized accounting firm that is not the principal independent auditor for either Buyer or Seller and is otherwise neutral and impartial; provided, however, that if Buyer and Seller are unable to select such other accounting firm within 45 days after delivery of a dispute notice to Buyer, either party may request the American Arbitration Association to appoint, within 20 Business Days from the date of such request, an independent public accountant with significant relevant experience and that is not the principal independent auditor for either Seller or Buyer. The accounting firm or accountant so selected shall be referred to herein as the "Earn-Out Accountant." The Earn-Out Accountant shall act as arbitrator and resolve the disputed portions of the calculation of the Earn-Out Revenue and Earn-Out Amounts as set forth in the Buyer Audited Income Statement, Earn-Out Revenue Calculation and Earn-Out Amount Statement for the applicable calendar year in the Earn-Out Period in accordance with the terms and conditions of this Agreement. In making such determination, the Earn-Out Accountant may only consider those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Earn-Out Accountant will neither be more favorable to Buyer than reflected in such Buyer Audited Income Statement, Earn-Out Revenue Calculation and Earn-Out Amount Statement nor more favorable to Seller than reflected in Seller's dispute notice. The Earn-Out Accountant shall deliver to Seller and Buyer, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Earn-Out Revenue and Earn-Out Amounts set forth in such Buyer Audited Income Statement, Earn-Out Revenue Calculation and Earn-Out Amount Statement as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under applicable Laws and may be enforced in any court having jurisdiction. Each of Buyer and Seller shall bear all the fees and costs incurred by it in connection with this arbitration, except that all fees and expenses relating to the foregoing work by the Earn-Out Accountant shall be borne by Buyer and Seller in inverse proportion as they may prevail on the matters resolved by the Earn-Out Accountant, which proportionate allocation will also be determined by the Earn-Out Accountant and be included in the Earn-Out Accountant's written report.

(d) On the second Business Day after the later of (x) the date Buyer and Seller agree to the calculation of the Earn-Out Revenue and Earn-Out Amounts set forth in the Buyer Audited Income Statement, Earn-Out Revenue Calculation and Earn-Out Amount Statement for each calendar year in the Earn-Out Period and (y) if Buyer and Seller are unable to agree on such calculation of Earn-Out Revenue and Earn-Out Amounts, the date that Buyer and Seller receives notice from the Earn-Out Accountant of the final determination of the amount(s) being so disputed, the Purchase Price shall be increased, on a U.S. dollar for dollar basis by an amount equal to such Earn-Out Amounts. Any payment so required to be made by Buyer shall be by transfer of immediately available funds to an account or accounts specified in writing by Seller and shall bear interest from the end of the applicable calendar year through the date of payment at the prime lending rate as reported in The Wall Street Journal.

(e) (i) Until the determination of the 2008 Earn-Out Amounts, in the event Buyer reports the results of operations of Buyer's Capital Markets Business other than in its entirety within Buyer's Equity Capital Markets and Fixed Income Capital Markets segments or otherwise in a manner that differs in any material respect from the manner of reporting described in Buyer's annual report on Form 10-K for the fiscal year ended December 31, 2004, including in a manner that would reasonably be determined to adversely affect from Seller's point of view the computation of Earn-Out Revenue, then Buyer shall nonetheless prepare the Earn-Out Revenue Calculation on a basis consistent with the reporting in Buyer's annual report on Form 10-K for the fiscal year ended December 31, 2004, and shall prepare a reconciliation between the reported results for the Buyer's Capital Markets Business and the results as if they had been calculated in a manner consistent with the Buyer's annual report on Form 10-K for the fiscal year ended December 31, 2004, certified by the chief financial officer of Buyer. Seller shall have a reasonable opportunity to review and dispute such calculation and reconciliation pursuant to Section 2.6(c).

(ii) For all operational purposes and for all accounting and other financial reporting purposes for calculating the Earn-Out Revenue pursuant to this Section 2.6, Buyer shall, and shall cause its Subsidiaries to, operate Buyer's Capital Markets Business in a manner consistent with the past practice of Buyer in operating its own capital markets business segments prior to the Closing and shall not willfully take any action or omit to take any action to cause such business segments to be operated in a manner that would materially and adversely affect Seller's reasonable opportunity to be paid the Maximum Earn-Out Amounts, provided that that the foregoing shall not be deemed to require Buyer to retain any particular personnel with regarding Buyer's Capital Markets Business. Without limiting the generality of the foregoing, Buyer shall make commercially reasonable efforts to cause Buyer's Capital Markets Business to be capitalized in manner consistent with the past practice of Buyer in operating its own capital markets business segments prior to the Closing, subject to Buyer's ability to make changes to such operational and capital practices in the ordinary course of Buyer's Capital Markets Business and consistent with prudent management of Buyer's Capital Markets Business.

(f) (i) If, prior to the determination of the 2008 Earn-Out Amounts, a Sale Transaction shall occur, Buyer shall pay to Seller, concurrently with the consummation of the Sale Transaction, an amount in cash equal to the sum of the Maximum Earn-Out Amounts less the aggregate amount of the Earn-Out Amounts paid prior to such consummation, which amount would then be the final amount paid to Seller with respect to amounts payable under this Section 2.6; provided, however, that if the Sale Transaction occurs after the determination of the 2007 Earn-Out Amounts but prior to the determination of the 2008 Earn-Out Amounts, the amount payable pursuant to this Section 2.6(f)(i) shall in no event exceed the lesser of (A) sum of the Maximum Earn-Out Amounts less the aggregate amount of the Earn-Out Amounts paid prior to such consummation and (B) the greater of (x) $10 million and (y) an amount equal to the sum of the 2008 Earn-Out Amounts if it were calculated based on the combined net revenues of Buyer's Capital Markets Business for calendar year 2008 through the date of consummation of the Sale Transaction (and giving effect to the proviso set forth in the definition of Earn-Out Revenue) annualized for the entire calendar year 2008.

(ii) If, prior to the determination of the 2008 Earn-Out Amounts, Buyer shall cause or permit to occur any material transaction that does not constitute a Sale Transaction, or shall take or omit to take any action, in either case that would materially and adversely affect Seller's reasonable opportunity to be paid the sum of the Maximum Earn-Out Amounts, Buyer and Seller shall negotiate in good faith to determine what, if any, modifications should be made to the Earn-Out Percentages, the Earn-Out Hurdles and the Maximum Earn-Out Amounts to minimize any adverse effect to the Earn-Out Revenue that may result from such transaction, action or omission.

2.7 Completion of Transfers

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Shares, the Purchased Assets and the Assumed Liabilities shall, regardless of when legal title thereto shall be transferred to Buyer, pass to Buyer at Closing. All operations of the Business shall be for the account of Seller up to the Closing and shall be for the account of Buyer thereafter. In the event legal title to any of the Shares, Purchased Assets or the Assumed Liabilities is not transferred at Closing, Seller shall hold such Shares, Purchased Assets or Assumed Liabilities as nominee for Buyer until completion of such transfers.

(b) In the event that the legal interest in any of the Shares, Purchased Assets or Assumed Liabilities to be sold, assigned, transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom cannot be sold, assigned, transferred or conveyed hereunder as of the Closing Date because any waiting or notice period has not expired or any consents or approvals required for such sale, assignment, transfer or conveyance have not been obtained or waived or if such sale, assignment, transfer or conveyance would result in a termination or material restriction thereunder or constitute a breach thereof or a violation of any Law, then the legal interest in such Shares, Purchased Assets or Assumed Liabilities shall not be sold, assigned, transferred or conveyed unless and until such waiting or notice period shall have expired or until approval, consent or waiver thereof is obtained or until the impracticalities of such sale, assignment, transfer or conveyance are resolved. In such event, Seller shall at its expense, and Buyer shall at its expense, use reasonable efforts to cooperate in obtaining such consents, approvals or waivers as may be necessary to complete such transfers as soon as practicable; provided, however, that Seller shall not be obligated to provide any further consideration to obtain such consents, approvals or waivers. Notwithstanding the foregoing, to the extent a landlord or lessor, under a Material Contract, requires any reasonable administrative, processing, expediting or legal fees to be paid in connection with obtaining the consents or approvals for assignment required under this Agreement, Seller shall pay any such fee (not to exceed $1,500 individually or $10,000 in the aggregate). Nothing in this Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Shares, Purchased Assets or Assumed Liabilities which, as a matter of law or by the terms of any legally binding contract, engagement or commitment to which Seller is subject, is not assignable without the consent of any other party, unless such consent shall have been given.

(c) Pending the assignments, conveyances and transfers referred to in paragraph (b), Seller shall hold any such non-assigned, non-conveyed and non-transferred Shares, Purchased Assets or Assumed Liabilities for the benefit and at the risk of Buyer and shall cooperate with Buyer in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to Buyer.

2.8 Delayed Closing

(a) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Parties have determined that the conditions set forth in Article 6 and Article 7 have been satisfied (other than conditions which by their terms are intended to be satisfied as of the Closing Date, with respect to which, upon the request of a Party, the Parties shall certify as to the satisfaction of such conditions to each other Party in connection with such determination), except that the transfer of any of the Shares of LMUK requires any material approval or permit of any Governmental Authority that has not then been received or obtained or the expiration of any applicable waiting period that has not expired (such transferred shares and the assets relating to the Business conducted by such Transferred Subsidiary, collectively, the "Delayed Closing Assets"), either party shall have the right to require the Closing other than with respect to such Delayed Closing Assets, which Closing shall be effected as contemplated hereby, subject to subsections (b) and (f) below.

(b) In the event that there shall be a Delayed Closing, the Delayed Closing Assets shall not be transferred to Buyer at the Closing but all other deliveries shall be made at the Closing, including payment of the Closing Payment.

(c) One or more subsequent closings (the "Delayed Closing") with respect to Delayed Closing Assets shall occur on the later of the second Business Day (the "Delayed Closing Date") following receipt of the applicable approvals of any Governmental Authority and the expiration of any applicable waiting period with respect to such Delayed Closing Assets, the transfer of which require such approvals, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 at 10:00 a.m., New York City time, or at such other place, time or date as the Parties shall agree upon in writing. At a Delayed Closing, the Parties shall make such deliveries as may be reasonably necessary to assign the Delayed Closing Assets.

(d) From the Closing Date to the applicable Delayed Closing, Seller shall, with any necessary cooperation from Buyer, (i) take such actions with respect to Delayed Closing Assets intended to be acquired by Buyer hereunder as may be reasonably requested by Buyer to the extent permitted by applicable Law, and (ii) (A) preserve each Delayed Closing Asset, (B) hold and operate each such Delayed Closing Asset in trust for the account of Buyer and (C) provide Buyer the economic benefit thereof, and transfer to Buyer the economic burden thereof, including discharging any liabilities or obligations relating to such Delayed Closing Assets, and Buyer shall be liable for such liabilities and obligations. To the extent that Seller is not lawfully able to hold and operate any such Delayed Closing Asset in trust for the account of Buyer as contemplated by the preceding sentence, Seller shall use its commercially reasonable efforts to enter into an arrangement that passes on to Buyer the economic costs, economic burdens and benefits of ownership of such Delayed Closing Assets. The foregoing shall be undertaken pursuant to documentation to be mutually agreed upon by Seller and Buyer.

(e) Notwithstanding anything contained herein to the contrary, Section 6.2(b) shall be the only condition required to be satisfied or waived by any Party prior to a Delayed Closing in order to consummate the transactions contemplated by this Section 2.8 with respect to any Delayed Closing Assets. In respect of the Delayed Closing Assets, from the Closing Date to the Delayed Closing, Seller and Buyer shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing solely in respect of the Delayed Closing Assets and, unless the context clearly requires otherwise and except for purposes of Section 8.3, all references in this Agreement to the "Closing" or the "Closing Date" shall, with respect to the Delayed Closing Assets, be deemed to refer to the Delayed Closing or the Delayed Closing Date, respectively.

(f) In the event any Delayed Closing does not occur, the Parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, associated with the transfer of the relevant Delayed Closing Assets.

2.9 Delayed Closing Under the Transaction Agreement.

(a) Notwithstanding anything to the contrary contained in this Agreement, but subject in any event to the condition set forth in Section 6.6, in the event that Legg Mason shall have determined in accordance with Section 2.7 of the Transaction Agreement that any of the Shares constitute Delayed Closing Assets (as defined in the Transaction Agreement), the Closing shall occur except such Delayed Closing Assets shall not be transferred to Buyer at the Closing and the provisions of Section 2.7 of the Transaction Agreement shall apply with respect to the treatment, including the purchase and sale, of such Delayed Closing Assets.

(b) Seller hereby assigns to Buyer the non-exclusive right to exercise Seller's rights under Section 2.7 of the Transaction Agreement to the extent that the same pertain to any Shares or any of the Purchased Assets that constitute Delayed Closing Assets (as defined in the Transaction Agreement).

2.10 Alternative Transfer of Securities Portfolio.

If not less than five (5) Business Days prior to the Closing Buyer has delivered to Seller a valid and binding agreement (the "Direct Sale Agreement") between Legg Mason and Buyer that is in form and substance satisfactory to Seller pursuant to which LMWW is obligated to sell, and Buyer is obligated to acquire and assume, the assets and liabilities that otherwise would have been included in the Purchased Assets and Assumed Liabilities and that are of the type reflected in the line items designated on the Illustrative Balance Sheet as "Broker to Broker Trade" or "B to B Trade" (the "Securities Portfolio Assets and Liabilities"), then to the extent Buyer acquires and assumes the Securities Portfolio Assets and Liabilities directly from LMWW immediately prior to the closing of the transactions under the Transaction Agreement such Securities Portfolio Assets and Liabilities shall be excluded from the calculation of Estimated Net Book Value and Net Book Value and the provisions contained in Sections 2.4(a)(ii)(A) and 2.4(c) shall not apply. The Direct Sale Agreement shall provide (for the express benefit of Seller) that the Securities Portfolio Assets and Liabilities so acquired and assumed directly by Buyer from LMWW shall not be reflected on the PC/CM Final Closing Date Balance Sheet (as defined in the Transaction Agreement). If, for any reason whatsoever, any such Securities Portfolio Assets and Liabilities are not so acquired or assumed by Buyer pursuant to the Direct Sale Agreement, they shall continue to constitute Purchased Assets and/or Assumed Liabilities as otherwise provided under this Agreement and shall be included in the computation of Estimated Net Book Value and Net Book Value and the provisions contained in Sections 2.4(a)(ii)(A) and 2.4(c) shall apply. The Securities Portfolio Assets and Liabilities acquired and assumed by Buyer directly from LMWW under the Direct Sale Agreement shall be held by LMWW on behalf of Buyer in accordance with the Clearing Agreement and the last two sentences of Section 2.1(d) shall apply.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

3.1 Organization and Good Standing.

Each of Seller, the Subsidiaries of Seller that are parties to any Related Agreement, LMWW and the Transferred Subsidiaries is a legal entity duly organized, validly existing and (where applicable) in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Each of Seller, the Subsidiaries of Seller that are parties to any Related Agreement, LMWW and each Transferred Subsidiary is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of the Business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the Transactions or (ii) have a Material Adverse Effect. Seller has made available to Buyer true and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) for each Transferred Subsidiary.

3.2 Transferred Subsidiaries; Other Interests

(a) Section 3.2(a) of Seller's Disclosure Letter sets forth the name, jurisdiction of organization or incorporation and the current ownership of outstanding shares or other equity or ownership interests of each Transferred Subsidiary as of the date hereof. Section 3.2(a) of Seller's Disclosure Letter also sets forth the name, jurisdiction of organization or incorporation and the current ownership of outstanding shares or other equity or ownership interests of each Subsidiary of each such Transferred Subsidiary as of the date hereof.

(b) All of the Shares (i) are, as of the date hereof, owned of record and beneficially, directly or indirectly, by Legg Mason or its Affiliates, free and clear of all Liens, and (ii) have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating Seller, Legg Mason or any of their respective Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote or otherwise dispose of or sell any Shares. None of Seller, Legg Mason nor any of their respective Affiliates has (A) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for, Shares or (B) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments that entitle or convey to any Person the right to vote with Seller or Legg Mason on any matter in respect of the Shares. There are no voting trusts or other agreements or understandings outstanding with respect to the Shares.

(c) None of LMMCC, Orchard or any of their Subsidiaries has any employees or maintains any Plans. LMUK has one employee and does not maintain any Plans.

3.3 Authorization; Binding Obligations.

Seller and each of its Subsidiaries that is party to any Related Agreement has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Seller and each of its applicable Subsidiaries of this Agreement and the Related Agreements and the consummation by them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller and each such Subsidiary. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Seller and each such Subsidiary, as the case may be, and each of this Agreement and the Related Agreements will, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitute the valid, legal and binding obligation of Seller and each of its applicable Subsidiaries that is a party thereto, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

3.4 No Conflicts.

Assuming the Consents set forth in Section 3.5 of Seller's Disclosure Letter are duly obtained and any applicable waiting periods under the HSR Act and any applicable foreign antitrust Law have expired or terminated, neither the execution and delivery of this Agreement or the Related Agreements by Seller or any of its Subsidiaries that is party to any Related Agreement, nor the consummation by Seller or any such Subsidiary of the Transactions will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights under any Purchased Asset or of any Transferred Subsidiary pursuant to any of the terms, conditions or provisions of or under (a) any Law, (b) the certificate of incorporation or bylaws (or comparable organizational documents) of Seller or any Subsidiary of Seller or (c) any Assumed Contract or Assumed Lease or any Contract binding upon any Transferred Subsidiary, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.5 Approvals.

There are no notices, reports or other filings required to be made by Seller or any of its Affiliates with, or Consents required to be obtained by Seller or any of its Affiliates from, any Governmental Authority or other third party in order for Seller and its applicable Subsidiaries to execute, deliver or perform this Agreement or the Related Agreements or to consummate the Transactions, except (a) as set forth in Section 3.5 of Seller's Disclosure Letter, (b) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any applicable foreign antitrust Law, or (c) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the Transactions or (ii) have a Material Adverse Effect.

3.6 Litigation.

Except as set forth in Section 3.6 of Seller's Disclosure Letter, there is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of Seller, threatened, against Seller, any of its Affiliates, Legg Mason or any of its Affiliates that, individually or in the aggregate, would (i) affect the legality, validity or enforceability of this Agreement or any Related Agreement, (ii) prevent or materially impair or delay the consummation of the Transactions or (iii) reasonably be expected to have an adverse impact on the Business in any material respect.

3.7 Compliance with Requirements of Law.

The CM Business Employees who are required to be licensed or registered for the activities conducted by them in respect of the Business are and at all times since January 1, 2002 have been duly licensed or registered in each state or jurisdiction in which and with each Governmental Authority with whom such licensing or registration is so required. Each such registration or license is in full force and effect, except where the failure to be so licensed or registered, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the Business in any material respect. To the Knowledge of Seller, none of these individuals is or, since January 1, 2002, has been subject to any material disciplinary or other material regulatory compliance action or material complaint by a Governmental Authority, client or customer.

3.8 Title.

Assuming that the Consents set forth in Section 3.5 of Seller's Disclosure Letter are duly obtained and any applicable waiting periods have expired or terminated, upon consummation of the Transactions (including the execution and delivery of the documents to be delivered at the Closing), at the Closing, Buyer shall be vested with good and marketable title in and to the Shares, free and clear of all Liens except Permitted Liens, and shall own, possess, have a valid license to, have a valid lease in or otherwise have the right to use the Purchased Assets taken as a whole, free and clear of any Liens created by Seller except Permitted Liens.

3.9 Real Property.

(a) LMWW and each Transferred Subsidiary, to the extent such entity is a party to a Lease, has, or at the Closing will have, a good and valid leasehold interest under each such Assumed Lease, in the case of LMWW, or such Lease, in the case of a Transferred Subsidiary, free and clear of all Liens except Permitted Liens, and neither LMWW nor any Transferred Subsidiary has collaterally assigned or granted any security interest in any such Lease or in any interest therein other than in connection with any Lien to be released at Closing. Each such Lease is in full force and effect. Neither LMWW nor any Transferred Subsidiary, to the extent such entity is a party to an Assumed Lease, in the case of LMWW, or a Lease, in the case of a Transferred Subsidiary, is in material default of any of its obligations under such Assumed Lease or such Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such Subsidiary thereunder). To the Knowledge of Seller, no counterparty to any such Assumed Lease or such Lease is in material default of any of its obligations under the applicable Assumed Lease or Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such counterparty thereunder). Schedule 1.10 (under the heading "Transferred Subsidiary Leases") also sets forth all Leases to which any Transferred Subsidiary is a party.

(b) To the Knowledge of Seller, there are no condemnation proceedings or eminent domain proceedings or sales or other dispositions in lieu of condemnation of any kind pending or threatened with respect to any portion of the Leased Real Property.

(c) Except as set forth in Section 3.9(c) of Seller's Disclosure Letter, neither LMWW nor any Transferred Subsidiary has subleased any of the Leased Real Property to any third party or given any third party any license or other right to occupy any portion of the Leased Real Property leased by LMWW or such Transferred Subsidiary.

3.10 Certain Contracts.

(a) Seller has made available, or has caused its Affiliates to make available, true and complete copies (or, with respect to any oral Contracts, true and complete written descriptions) of each of the following types of Contracts to which LMWW or any Transferred Subsidiary is a party which relate exclusively to the Business or relate exclusively to the CM Business and also primarily to the Business, and has set forth such Contracts that are in effect as of the date of the Transaction Agreement in Section 3.10(a) of Seller's Disclosure Letter (with references to the term "material" in this Section 3.10 deemed to relate to the PC/CM Business (as defined in the Transaction Agreement) taken as a whole): (i) any Contract prohibiting, limiting or restricting (A) the conduct of any portion of the Business anywhere in the world or the provision of any products or services of the Business to any Person anywhere in the world, (B) the competition by the Business with any Person or (C) the soliciting or hiring of employees or consultants or the entry into a business relationship with any prospective client, customer or other Person anywhere in the world; (ii) any Contract requiring (A) LMWW or any Transferred Subsidiary to deal exclusively with any Person or (B) any Person to deal exclusively with LMWW or any Transferred Subsidiary; (iii) any material license agreement; (iv) any material finders or referral Contract; (v) any material securities lending or repurchase agreement or master agreement; (vi) any Contract involving the acquisition or disposition (by merger, consolidation, acquisition or sale of stock or assets or otherwise) of any material interest in, or any material amount of property or assets of, any Person or business during the past five years; (vii) other than any Contract set forth in Section 3.10(a)(i) and (ii) of Seller's Disclosure Letter, any Contract providing for future payments or the acceleration or vesting of payments in excess of $2,500,000 that are conditioned, in whole or in part, on a change in control of the Business; (viii) any Contract, other than (A) Contracts entered into in the ordinary course of business consistent in nature and amount with past practice and (B) other Contracts not terminable on notice of 60 days or less without the payment of any premium, penalty or fee, pursuant to which LMWW or any Transferred Subsidiary will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $2,500,000 in the aggregate per annum or $12,500,000 over the life of such Contract; (ix) any distribution, selling, selected dealer or shareholder servicing Contract relating to the distribution of shares of any Registered Investment Company sponsored by LMWW or any of the Transferred Subsidiaries; (x) any clearing agreement; (xi) any Contract with any securities exchanges, commodities exchanges, boards of trade, clearing corporations and similar organizations in which LMWW or any Transferred Subsidiary holds memberships or has been granted trading privileges; (xii) each form of customer Contract; (xiii) each form of investment advisory Contract; (xiv) any material introducing broker, marketing or similar Contract for the servicing of accounts; (xv) any material Contract related to the rendering of securities execution, prime broker, clearance, settlement, safekeeping, record keeping or related services to any customer of the Business; (xvi) other than in the ordinary course of the Business, any engagement letter, underwriting agreement, placement agency agreement or other Contract with respect to investment banking, structured finance or other Business services; (xvii) any Contract between LMWW or a Transferred Subsidiary, on the one hand, and any officer, director or employee of LMWW or a Transferred Subsidiary (other than compensation or benefit agreements or arrangements), on the other hand; and (xviii) any material management Contract or Contract with independent contractors or consultants (or similar arrangements) pursuant to which LMWW or any Transferred Subsidiary will make, or is reasonably expected to make, payments of more than $2,500,000 in the aggregate per annum and which Contract cannot be cancelled by LMWW or the Transferred Subsidiary that is party thereto without penalty or further payment and without more than 60 days' notice. Such Contracts, other than forms of Contracts referred to in clauses (xii) and (xiii) above, are referred to as "Material Contracts."

(b) Each Material Contract has been performed by LMWW or a Transferred Subsidiary that is a party thereto in accordance with applicable Law in all material respects. Each Material Contract is the legal, valid and binding obligation of LMWW or the Transferred Subsidiary that is a party thereto and, to the Knowledge of Seller, of each other party thereto, enforceable in accordance with its terms subject to bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer and other Law relating to or affecting the rights of creditors in general and by legal and equitable limitations on the enforceability of specific remedies. Neither LMWW nor any Transferred Subsidiary that is a party to any Material Contract nor, to the Knowledge of Seller, any other party, is in violation or default of any material term of any such Material Contract. No condition or event exists which with the giving of notice or the passage of time, or both would constitute a violation or default of any material term of a Material Contract by LMWW, any Transferred Subsidiary that is a party thereto or, to the Knowledge of Seller, any other party thereto or permit the termination, modification, cancellation or acceleration of performance of any material obligation of LMWW, any Transferred Subsidiary or, to the Knowledge of Seller, any other party to the Material Contract.

(c) No Transferred Subsidiary is bound by or party to any of the following: (i) any Contract relating to (A) any Indebtedness of the Business, other than agreements with Affiliates which are to be terminated prior to Closing or (B) the advance, loan or extension of credit to any Person, including any guarantee or other undertaking (by way of an agreement to "keep well" or otherwise) in respect of the obligations of any Person, other than Contracts involving the extension of credit to customers in the ordinary course of business and in accordance with Law and the internal credit policies of the Business; (ii) any Contract under which any Transferred Subsidiary is obligated, directly or indirectly, to make any capital contribution or financial commitment to, or other investment in, any Person, including any seed capital or similar investment; (iii) any Contract that provides for earn-outs or other similar contingent obligations; or (iv) any Contract which contains a (A) "clawback" or similar undertaking by an Transferred Subsidiary requiring the reimbursement or refund of any fees (whether performance based or otherwise) or (B) a "most favored nation" or similar provision.

3.11 Brokers.

No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Business, LMWW or the Transferred Subsidiaries except those for which Seller will be solely responsible.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1 Organization and Good Standing.

Buyer and each of its Subsidiaries that is a party to any Related Agreement is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Buyer and each of its Subsidiaries that is a party to any Related Agreement is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the Transactions or (ii) have a material adverse effect.

4.2 Authorization; Binding Obligations.

Buyer and each of its Subsidiaries that is a party to any Related Agreement has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Buyer and each of its applicable Subsidiaries of this Agreement and the Related Agreements and the consummation by them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer and each such Subsidiary. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Buyer and each such Subsidiary, as the case may be, and assuming the due authorization, execution and delivery by Seller and each of its applicable Subsidiaries, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Buyer and each of its applicable Subsidiaries that is a party thereto, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

4.3 No Conflicts.

Assuming the Consents set forth in Section 4.4 of Buyer's Disclosure Letter are duly obtained and any applicable waiting periods under the HSR Act and any applicable foreign antitrust Law have expired or terminated, neither the execution and delivery of this Agreement or the Related Agreements by Buyer or any of its Subsidiaries that is a party to any Related Agreement, nor the consummation by Buyer or any such Subsidiary of the transactions contemplated hereby and thereby will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Buyer or any such Subsidiary pursuant to any of the terms, conditions or provisions of or under (a) any Law, (b) the certificate of incorporation or bylaws (or comparable organizational documents) of Buyer or such Subsidiary (c) any Contract binding upon Buyer or such Subsidiary or to which the property of Buyer or such Subsidiary is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or such Subsidiary.

4.4 Approvals.

There are no notices, reports or other filings required to be made by Buyer with, or consents required to be obtained by Buyer from, any Governmental Authority or other third party in order for Buyer and its applicable Subsidiaries to execute, deliver or perform this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 4.4 of Buyer's Disclosure Letter, (b) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any applicable foreign antitrust Law, or (c) where the failure to make such notices, reports or other filings or the failure to obtain such consents, individually or in the aggregate, would not reasonably be expected to prevent, impair or delay the consummation of the transactions contemplated hereby and thereby.

4.5 Purchase for Investment.

Buyer is purchasing the Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Buyer is an "accredited investor" under the Securities Act.

4.6 Financial Ability.

Buyer has and as of the Closing will have cash readily available in an amount that is sufficient to enable it to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

4.7 Independent Investigation.

Buyer hereby acknowledges and affirms that it has conducted and completed its own investigation, analysis and evaluation of the Business and LMWW, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Business and LMWW as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from Seller and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on (i) its own investigation, analysis and evaluation of the Business and LMWW and (ii) the representations, warranties and covenants of Seller contained in this Agreement. Buyer further acknowledges and affirms that in furnishing such information and making such representations and warranties, Seller has relied solely on information provided by Legg Mason and the representations and warranties made by Legg Mason in the Transaction Agreement.

4.8 Litigation.

There is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of Buyer, threatened, against Buyer or any of its Affiliates that, individually or in the aggregate, would affect the legality, validity or enforceability of this Agreement or any Related Agreement or prevent or materially impair or delay the consummation of the Transactions.

4.9 Brokers.

No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer, except those for which Buyer will be solely responsible.

Article 5
ADDITIONAL COVENANTS OF THE PARTIES

5.1 Confidentiality; Access.

(a) In addition to the terms, provisions and covenants of the Confidentiality Agreement dated July 5, 2005 between Buyer and Seller (the "Confidentiality Agreement"), which shall remain in full force and effect until Closing, Buyer acknowledges that, in the course of its investigation of the Business, Buyer and its representatives have and will become aware of confidential information and documents of the Business, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to the Business. Buyer covenants that prior to Closing, all information and documents concerning the Business reviewed by Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by Buyer or its representatives without Seller's prior written consent, unless Buyer can demonstrate that such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order, regulation or Law, or (iii) required to be disclosed by the rules of a securities exchange on which Buyer may from time to time be listed. In the event that Buyer or any of its representatives becomes legally compelled to disclose any such information or documents referred to in this paragraph, Buyer shall, to the extent reasonably practicable, provide Seller with prompt written notice before such disclosure, sufficient to enable Seller either to seek a protective order, at its expense, or another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 5.1(a), or both. With respect to information and documents related to the Business, at Seller's request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement: (i) Buyer shall, and shall cause its representatives to, promptly destroy all information and documents concerning the Business (including any copies thereof or extracts therefrom); (ii) an officer of Buyer shall certify to Seller that such destruction has occurred; and (iii) Buyer shall and shall cause its representatives to keep confidential and not use any such information or documents unless required to disclose such information or documents pursuant to judicial order, regulation or Law.

(b) Buyer acknowledges that, in the course of its investigation of the Business, Buyer and its representatives have and will become aware of confidential information and documents of Seller, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Seller. Buyer covenants that from and after the Closing, all information and documents concerning Seller reviewed by Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by Buyer or its representatives without Seller's prior written consent, unless Buyer can demonstrate that such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order, regulation or Law, or (iii) required to be disclosed by the rules of a securities exchange on which Buyer may from time to time be listed. In the event that Buyer or any of its representatives becomes legally compelled to disclose any such information or documents referred to in this paragraph, Buyer shall, to the extent reasonably practicable, provide Seller with prompt written notice before such disclosure, sufficient to enable Seller either to seek a protective order, at its expense, or another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 5.1(b), or both. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer or any of its Affiliates is nonetheless, in the opinion of counsel to Buyer, compelled to disclose such confidential information, Buyer, after notice to Seller (unless such notice would violate or conflict with applicable Law), may disclose such confidential information to the extent so required, in the opinion of counsel, by Law. If requested by Seller, Buyer shall, upon disclosure of such confidential information (x) exercise reasonable best efforts, at Seller's expense, to obtain reliable assurances that the confidential information so disclosed will be accorded confidential treatment or (y) cooperate with any attempt by Seller to obtain reliable assurances that the confidential information so disclosed will be accorded confidential treatment. Buyer agrees, and shall cause its Affiliates, to protect Seller's confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as Buyer uses to protect its own confidential information of a like nature. None of Buyer, any of its Affiliates or their respective personnel (including each of its respective Affiliates' accountants, legal advisers and other professional advisers) shall be liable for the disclosure of confidential information as expressly permitted by this subsection (b).

(c) In addition to the foregoing, following the Closing and subject to any applicable Law, Buyer shall reasonably cooperate with and assist Seller or Seller's designee in Seller's defense of, or response to, any suit, claim, action, proceeding or investigation (i) in the event that Seller would be required to indemnify Buyer pursuant to Article 8 from and against any Losses suffered by Buyer in connection with such suit, claim, action, proceeding or investigation and (ii) that relates to a matter of which any employee of Buyer has knowledge as a result of such employee's employment with the Business. Such obligation to cooperate shall include causing such employees to be available to Seller during regular business hours and upon reasonable advance notice, but only to the extent that such action does not unduly interfere with the business of Buyer; provided, that (A) Seller shall reimburse Buyer promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Buyer in connection with any such request and (B) Buyer shall not be required to permit any of the foregoing activities that would (x) result in the disclosure of any trade secrets of third parties, or any trade secrets of Buyer or of any of its Affiliates unrelated to the Transactions, (y) violate any obligations of Buyer or any of its Affiliates to any third party with respect to confidentiality or (z) reasonably be expected, in the opinion of counsel, to have the effect of causing the waiver of any attorney-client privilege.

5.2 Non-Solicitation of Employees by Seller.

(a) For a period of three (3) years following the Closing Date with respect to any CM Business Employee who is listed on Schedule 5.2(a) to the extent that any such CM Business Employee has entered into an employment agreement with the Buyer on or prior to the date hereof, and for a period of one (1) year following the Closing Date with respect to any other CM Business Employee, neither Seller nor any of its Affiliates shall, directly or indirectly, hire, offer to hire or entice away (whether as an employee or consultant) or in any other manner persuade or attempt to persuade such CM Business Employee to discontinue his or her relationship with Buyer or any of its Subsidiaries; provided, however, that this Section 5.2(a) shall not apply (i) if such officer, employee or agent has been terminated by Buyer or any of its Subsidiaries for any reason or (ii) if such officer, employee or agent is hired as a result of a general solicitation for employment not specifically targeted to employees of Buyer or any of its Subsidiaries.

(b) During the period beginning on the date of this Agreement and ending on the date that is six months following the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly, hire, offer to hire or entice away (whether as an employee or consultant) or in any other manner persuade or attempt to persuade any officer, employee or agent of the private client group business of Buyer to discontinue his or her relationship with Buyer or any of its Subsidiaries; provided, however, that this Section 5.2(b) shall not apply (i) if such officer, employee or agent has been terminated by Buyer or any of its Subsidiaries for any reason or (ii) if such officer, employee or agent is hired as a result of a general solicitation for employment not specifically targeted to employees of Buyer or any of its Subsidiaries.

(c) The Parties intend that the provisions of this Section 5.2 be enforced to the fullest extent permissible under the Law applied in each jurisdiction in which enforcement is sought. If the covenant contained herein, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant, which shall be given full force and effect, without regard to the invalid portions. If the covenant contained herein, or any part hereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby or for any other reason, the Parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or geographic area of such provision or otherwise modify the terms of any such covenant and, in its reduced form, such provision shall then be enforceable.

5.3 Non-Solicitation of Employees by Buyer

(a) During the period beginning on the date of this Agreement and ending on the date which is six months following the Closing Date, neither Buyer nor any of its Affiliates shall, directly or indirectly, hire, offer to hire or entice away (whether as an employee or consultant) or in any other manner persuade or attempt to persuade any officer, employee or agent of the private client group business to be acquired by Seller from Legg Mason to discontinue his or her relationship with Seller or any of its Subsidiaries; provided, however, that this Section 5.3(a) shall not apply (i) if such officer, employee or agent has been terminated by Seller or any of its Subsidiaries for any reason or (ii) if such officer, employee or agent is hired as a result of a general solicitation for employment not specifically targeted to employees of Seller or any of its Subsidiaries.

(b) During the period beginning on the date of this Agreement and ending on March 31, 2006, neither Buyer nor any of its Affiliates shall, directly or indirectly, hire, offer to hire or entice away (whether as an employee or consultant) or in any other manner persuade or attempt to persuade any officer, employee or agent who is listed on Schedule 5.3(b) to discontinue his or her relationship with Seller or any of its Subsidiaries; provided, however, that this Section 5.3(b) shall not apply (i) if such officer, employee or agent has been terminated by Seller or any of its Subsidiaries for any reason, (ii) if such officer, employee or agent is hired as a result of a general solicitation for employment not specifically targeted to employees of Seller or any of its Subsidiaries or (iii) if such officer, employee or agent is hired and simultaneously therewith Buyer provides to Seller transition services to be performed by such officer, employee or agent that are reasonably satisfactory to Seller.

(c) The Parties intend that the provisions of this Section 5.3 be enforced to the fullest extent permissible under the Law applied in each jurisdiction in which enforcement is sought. If the covenant contained herein, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant, which shall be given full force and effect, without regard to the invalid portions. If the covenant contained herein, or any part hereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby or for any other reason, the Parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or geographic area of such provision or otherwise modify the terms of any such covenant and, in its reduced form, such provision shall then be enforceable.

5.4 Taxes

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, that in the event there is a transfer, documentary, sales, use, stamp, registration or other such Tax or conveyance fee, recording charge or other fee or charge incurred in connection with the transfer of the Shares of LMUK from Legg Mason to Seller pursuant to the Transaction Agreement, such Tax shall be paid by Seller when due.

(b) To the extent any taxable year of the Transferred Subsidiaries is terminated on the Closing Date, Buyer agrees to cause the Transferred Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Authority will not accept a Tax Return filed on that basis.

(c) Buyer acknowledges and agrees that, pursuant to the Transaction Agreement, Legg Mason has undertaken to and will prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns (and, subject to the right to seek indemnification from Seller as provided therein, pay any Taxes required to be due thereon) relating to the Transferred Subsidiaries for any taxable period which ends on or before the Closing Date. Buyer shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns (and, subject to the right to seek indemnification from Seller as provided herein, pay any Taxes required to be due thereon) relating to the Transferred Subsidiaries for taxable periods ending after the Closing Date and all required Tax Returns for subsequent taxable periods.

(d) All Tax Returns of the Transferred Subsidiaries that relate to a taxable period commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Period") shall be prepared and all elections with respect to such Tax Returns that relate to Straddle Periods shall be made in a manner consistent with past practice, except for changes required by Law or fact. Before filing any income Tax Return with respect to any such Straddle Period, Buyer shall provide Seller with a copy of such Tax Return at least 30 days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Seller's indemnification obligation, if any, pursuant to Section 8.3. Seller shall pay to Buyer within 10 Business Days after the date on which Taxes are paid with respect to such Straddle Periods (or within 10 Business Days of being notified of such payment, if later) an amount equal to the portion of such Taxes that relate to the period ending on the Closing Date, to the extent such Taxes (i) are not reflected on the Final Closing Date Balance Sheet and would otherwise be recoverable from Seller pursuant to Section 8.3 or (ii) were not paid by Legg Mason, Seller or a Transferred Subsidiary prior to Closing, including amounts paid in respect of estimated Taxes. To the extent that Legg Mason, its Affiliates or any Transferred Subsidiary has paid prior to the Closing Date to a Governmental Authority an amount in excess of the Taxes for a Straddle Period that relate to the taxable period ending on the Closing Date, Buyer shall pay to Seller the amount of such excess within 10 Business Days of filing such Straddle Period Tax Return. For the purposes of this Section 5.4(d), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes imposed upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period beginning before and ending after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 5.4(d) shall be made in a manner consistent with the prior practice of Seller and/or a Transferred Subsidiary, except for changes required by Law or fact.

(e) Seller and Buyer shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, and Buyer shall provide Legg Mason and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives respectively to provide Legg Mason, with such cooperation and information relating to the Transferred Subsidiaries, the Business and the Purchased Assets (including cooperation with respect to any Audit) as reasonably may be requested, including in (i) preparing and filing any Tax Return, amended Tax Return or claim for refund, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; (iii) contesting or compromising any Tax Claim; (iv) determining a Tax liability or a right to a refund of Taxes; and (v) participating in or conducting any audit or other proceeding in respect of Taxes. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

(f) Buyer recognizes that Legg Mason and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Transferred Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer and its Affiliates shall (A) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Transferred Subsidiaries for taxable periods ending on or prior to the Closing Date and for the Straddle Period for the longer of (x) the seven-year period beginning on the Closing Date or (y) the full period of the applicable statute of limitations, including any extension thereof and (B) allow the agents and representatives of Legg Mason, upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of Legg Mason) as Legg Mason may deem reasonably necessary or appropriate from time to time. Buyer agrees that in respect of any records, books, work papers, reports, correspondence and other similar materials it holds that it shall provide Legg Mason with written notice 30 calendar days prior to transferring, destroying or discarding the last copy of any such materials and Legg Mason shall have the right, at its expense, to copy or take any such materials; provided that Legg Mason provide written notice stating its intent to copy or take such materials no later than 20 Business Days after having received notice that such materials are being transferred, destroyed or discarded. Any information provided under this Section 5.4(f) may be provided on condition that it be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(g) Notwithstanding any other provision of this Agreement, neither Buyer nor any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Seller, and neither Seller nor any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Buyer.

(h) Any refunds or credits of Taxes of the Transferred Subsidiaries plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date but excluding any refund or credit included on the Final Closing Date Balance Sheet, which shall be the property of Buyer) shall be for the account of Legg Mason and shall be paid by Buyer or any of its Affiliates on behalf of Seller to Legg Mason within 10 Business Days after Buyer or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Buyer's or any of its Affiliates' liability for Taxes; provided, however, that any such amounts payable to Legg Mason shall be reduced by any Tax cost (net of any Tax Benefit) to Buyer or any of its Affiliates, including any Transferred Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payments of such amounts to Legg Mason. In the event a refund of or credit for Taxes paid by Buyer (on behalf of Seller) to Legg Mason is subsequently denied by a Governmental Authority, Seller shall repay such refund or an amount equal to such credit (including interest) to Buyer promptly on the receipt of the same from Legg Mason. Any refunds or credits of Taxes of the Transferred Subsidiaries plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period beginning after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of the Transferred Subsidiaries for any Straddle Period shall be apportioned between Buyer and Legg Mason in the same manner as the liability for such Taxes is apportioned pursuant to Section 5.4(d).

(i) At Seller's reasonable request in writing and at Seller's sole expense Buyer shall, or shall cause its relevant Affiliates to, file for and obtain any refunds or credits to which Legg Mason is entitled under this Section 5.4. In connection therewith, (A)  Buyer shall permit Legg Mason to control the prosecution of any such refund claim that relates to refunds or credits to which Legg Mason or any of its Affiliates is entitled under this Section 5.4 and upon Legg Mason's reasonable request in writing shall, or shall cause its relevant Affiliates to, authorize by appropriate powers of attorney such Persons as Legg Mason shall designate to represent such Affiliates with respect to such refund claim and (B)  Buyer shall, or shall cause its relevant Affiliates to, forward to Legg Mason (on behalf of Seller) any such refund within 10 Business Days after the refund is received (or reimburse Legg Mason and any of its Affiliates (on behalf of Seller) for any such credit within 10 Business Days after the relevant Tax Return is filed in which the credit is applied against any of such relevant Affiliates' liability for Taxes); provided, however, that any such amounts payable to Legg Mason shall be reduced by any Tax cost (net of any Tax Benefit) to Buyer or any of its Affiliates, including any Transferred Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payments of such amounts to Legg Mason; and provided further, that any payment by Buyer may be on condition that if such refund of or credit for Taxes is subsequently denied by a Governmental Authority, Seller shall promptly repay such refund or an amount equal to such credit (including interest) to Buyer promptly on receipt of the same from Legg Mason.

(j) Any refunds or credits of Taxes with respect to the Purchased Assets plus any interest received with respect thereto from any Governmental Authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date but excluding any refund or credit included on the Final Closing Date Balance Sheet, which shall be the property of Buyer) shall be for the account of Seller and shall be paid by Buyer or any of its Affiliates to Seller within 10 Business Days after Buyer or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Buyer's or any of its Affiliates' liability for Taxes; provided, however, that any such amounts payable to Seller shall be reduced by any Tax cost to Buyer or any of its Affiliates, including any Transferred Subsidiaries, as the case may be, attributable to the receipt of such refund (including interest) and/or the payments of such amounts to Seller. In the event a refund of or credit for Taxes paid by Buyer to Seller is subsequent denied by a Governmental Authority, Seller shall promptly repay such refund or any amount equal to such credit (including interest) to Buyer. Neither Buyer nor any of its Affiliates shall file any amended Tax Return with respect to any period beginning before the Closing Date that would result in any liability to Seller under Section 8.3.

(k) Within sixty (60) days after determination of the Net Book Value purchase price adjustment pursuant to Section 2.5, Seller shall prepare and deliver to Buyer an allocation of the Purchase Price as so determined among the Purchased Assets and the Transferred Subsidiaries for purposes of Section 1060 of the Code and, to the extent the Purchase Price is allocated to each Transferred Subsidiary, a determination of the ADSP (as defined in the applicable Treasury Regulations under Section 338 of the Code) and a proposed allocation of the ADSP among the assets of each such Transferred Subsidiary. Neither Seller nor Buyer shall be bound by the allocation so provided.

(l) (i) Seller (and to the extent necessary, the Transferred Subsidiaries) shall at Buyer's request jointly make timely and irrevocable elections under Section 338(h)(10) of the Code with respect to the purchase of the Shares hereunder and, if permissible, similar elections under any applicable state and local Tax Laws (collectively, the "Section 338 Elections"). Seller and Buyer agree not to take any action that could cause the Section 338 Elections to be invalid, and shall take no position contrary thereto unless required pursuant to a Final Determination (as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local Law).

(ii) As soon as practicable hereafter, Buyer shall prepare IRS Form 8023 and any similar forms required by applicable state and local Laws (collectively, the "Section 338 Forms"). Seller shall cooperate with Buyer in the preparation of the Section 338 Forms and shall deliver duly completed, executed copies of such Section 338 Forms on the Closing Date. Seller and Buyer shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338 Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 and comparable provisions of applicable state and local Tax Laws.

5.5 Employees of the Business

(a) Employment Offers. Buyer shall make written offers of employment to be effective as of the Closing Date to all CM Business Employees who are not employed by a Transferred Subsidiary not later than five days prior to the Closing Date and such offers of employment shall provide that the base pay (which shall not include any bonus amounts) to be provided to each such CM Business Employee shall be substantially similar (and in no event less than 75% of) to such CM Business Employee's base pay (which shall not include any bonus amounts) on the Closing Date. Buyer shall cause each CM Business Employee employed by a Transferred Subsidiary immediately prior to the Closing Date to continue his or her employment with a Transferred Subsidiary with a term and condition of such continued employment being that his or her rate of base pay must be substantially similar to (and in no event less than 75% of) the base pay being paid to such CM Business Employee immediately prior to the Closing. CM Business Employees who accept such offers of employment from Buyer, or who continue to be employed by any Transferred Subsidiary as of the Closing Date, are hereinafter referred to as "Buyer Employees" and their employment with Buyer shall continue or, as applicable, commence on the Closing Date. Seller makes no representation as to whether the CM Business Employees will accept employment with Buyer. It is understood that Buyer's expressed intention to extend offers of employment or continued employment as set forth in this Section 5.5 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than in respect of the rate of base pay required by the first sentence of this Section 5.5(a) or the provisions of Sections 5.5(f), (g) and (h); provided that, from the Closing Date through the first anniversary of the Closing Date, (i) Buyer shall provide, or shall cause to be provided, to Buyer Employees who remain employed with Buyer, as a group, compensation and benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer and (ii) Buyer may not reduce the base pay of any Buyer Employee who remains employed with Buyer from the base pay required by the first sentence of this Section 5.5(a). Employment offered by Buyer is "at will" and such employment may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and legal requirements). Subject to the proviso in the second preceding sentence, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Buyer Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions locations, salaries, other compensation or terms or conditions of employment of such employees.

(b) COBRA.

Buyer shall not be responsible for any continuation of health care coverage, in accordance with the requirements of COBRA, for CM Business Employees who receive offers of employment or continued employment from or with Buyer pursuant to Section 5.5(a) but who do not become Buyer Employees.

(c) No Third-Party Beneficiary.

No provision of this Agreement, including without limitation this Section 5.5, shall create any third-party beneficiary rights in any Person, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Business or the Transferred Subsidiaries, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Agreement, including this Section 5.5, shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan, including the currently existing Plan; provided, that the provisions of this Section 5.5 shall inure to the benefit of Legg Mason.

(d) Pre-Closing Benefits Claims.

Buyer shall not be responsible for the payment of medical, dental, life insurance, disability, supplemental unemployment, and other welfare plan expenses and benefits with respect to claims incurred by any employee or former employee of the Business or his or her covered dependents prior to the Closing Date. For purposes of this subsection, a medical, dental, or similar claim is deemed incurred when the services that are the subject of the claim are performed and any other claim is deemed incurred when the event occurs which entitles the employee or his or her dependents to benefits.

(e) Immediately following the Closing each Buyer Employee shall be entitled to participate in such benefit plans and arrangements that are made available to a similarly situated employees of Buyer and shall receive credit under such benefit plans and arrangements for prior service for such employee's full years of service with LMWW, a Transferred Subsidiary or Seller recognized for all purposes under such plans and arrangements, including, but not limited to, participation, coverage, vesting and level of benefits, other than defined benefit pension benefits, as applicable, and other than where such crediting of service would result in a duplication of benefits.

(f) From and after the Closing, Buyer shall (i) use reasonable efforts to waive or cause to be waived all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Buyer Employees under any health and welfare plan of Buyer or its Affiliates in which such Buyer Employees may be eligible to participate following the Closing, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the corresponding welfare plan in which any such Buyer Employee participated immediately prior to the Closing, and (ii) use reasonable efforts to cause to be provided to each Buyer Employee credit for any co-payments and deductibles paid prior to the Closing, in respect of the calendar year in which the Closing Date occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans of Buyer or its Affiliates in which such Buyer Employees may be eligible to participate from and after the Closing.

(g) If Buyer maintains a health care flexible spending account plan for the benefit of its employees as of the Closing Date (the "Buyer FSA"), Buyer shall cause each Buyer Employee to be credited under the Buyer FSA with amounts available for reimbursement between the Closing Date and the end of the applicable plan year in which the Closing Date occurs equal to such amounts as were credited with respect to such Buyer Employee immediately prior to the Closing Date under the flexible spending account plan (the "Old FSA") in which such Buyer Employee participated immediately prior to the Closing Date. Buyer shall give effect under the Buyer FSA to elections made by Buyer Employees with respect to the Old FSA in respect of the applicable plan year in which the Closing Date occurs. If Buyer maintains a dependent care spending account plan for the benefit of its employees as of the Closing Date (the "Buyer DCAP"), Buyer shall cause each Buyer Employee to be credited under the Buyer DCAP with amounts available for reimbursement between the Closing Date and the end of the applicable plan year in which the Closing Date occurs equal to such amounts as were credited with respect to such Buyer Employee immediately prior to the Closing Date under the dependent care spending account plan (the "Old DCAP") in which such Buyer Employee participated immediately prior to the Closing Date. Buyer shall give effect under the Buyer DCAP to elections made by Buyer Employees with respect to the Old DCAP in respect of the applicable plan year in which the Closing Date occurs. Seller shall cause such amounts credited through the Closing Date to the Old FSA and the Old DCAP, respectively, to be transferred to Buyer as soon as administratively feasible following the Closing Date. Seller shall provide or cause to be provided to Buyer, within a reasonable time prior to the Closing Date, a list of each CM Business Employee and his or her account balance, as of such date (if any), in each of the Old FSA and the Old DCAP to facilitate Buyer's compliance with this Section 5.5(g), and Seller shall update or cause to be updated such list not later than five (5) Business Days following the Closing Date.

(h) As soon as practicable following the Closing Date but in no event later than 90 days following the Closing Date, Buyer shall take all action necessary to permit each Buyer Employee who receives an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Legg Mason Wood Walker 401(k) Plan to "roll over" such distribution (including any notes evidencing any outstanding plan loans) from such plan to an account in a plan sponsored or maintained by Buyer or its Affiliates that is intended to be maintained as a plan subject to Section 401(a) and 401(k) of the Code.

(i) From and after the date hereof through the Closing Date, Seller shall cooperate in good faith with Buyer to determine, and effectuate, the most expeditious procedures subject to the limitations of applicable Law, for causing to be transferred to Buyer on or prior to the Closing Date such data relating to the CM Business Employees, as may be reasonably necessary for the operation of the employee benefit plans maintained by Buyer in which the Buyer Employees will participate immediately following the Closing Date, including date of employment and other relevant information of each CM Business Employee.

5.6 Books and Records.

From and after the Closing, Buyer shall provide Seller and Legg Mason and their respective representatives with reasonable access, for any reasonable purpose, including but not limited to (a) preparing Tax Returns, (b) defending any claim in respect of which a notice of claim has been served on Seller, or (c) preparing the Final Closing Date Balance Sheet as referred to in Section 2.5, during normal business hours, to all books and records of the Business, including, but not limited to, accounting, business and financial affairs and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data ("Records") pertaining or relating to the period prior to the Closing. To the extent deemed necessary by Seller with respect to its other business operations, Seller and its Affiliates may retain copies of such Records prior to providing the originals to Buyer, or, as soon as practicable after Closing, Buyer shall provide to Seller and its Affiliates copies of all or any portion of such Records as requested by Seller and its Affiliates. Unless otherwise consented to in writing by Seller, Buyer shall, for a period of 10 years following the date hereof or such longer period as retention thereof is required by applicable Law, preserve and keep all Records in a manner reasonably consistent with past practice and shall not destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender such Records to Seller.

5.7 Public Announcements.

Except for any notice which is required pursuant to the requirements of Law or obligations pursuant to any listing agreement with any national securities exchange, each of Seller and Buyer hereby agrees that neither it nor any of its Affiliates will issue (a) an initial press release announcing the Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, or (b) any subsequent press release or any other public presentation with respect to the Transactions without using its reasonable best efforts to consult with the other Party as to the contents and timing of such press release or public statement prior to its issuance. Each of Buyer and Seller hereby further agrees, to the extent possible and legally permissible, to notify and consult with the other Party at least 24 hours in advance of filing any notice so required.

5.8 Filings.

(a) As promptly as practicable after the date hereof (but in no event later than 10 days after the date hereof), if and to the extent required under the HSR Act, Seller and Buyer shall prepare and file all documents and notifications with the FTC and the DOJ as are required to comply with the HSR Act. Each of Seller and Buyer shall cooperate with the other in good faith in the preparation of all such filings and responses, and shall do, or cause to be done, all things and take, or cause to be taken, all actions required to obtain the prompt termination of the waiting period thereunder, including supplying, as promptly as practicable, any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Each of Seller and Buyer hereby agrees to, and Seller shall, to the extent of its rights under the Transaction Agreement to do so, request Legg Mason to, use its reasonable best efforts to prepare or cause to be prepared all documentation, to effect all filings and to obtain all Permits and Consents of Governmental Authority and other Persons necessary to consummate the Transactions as promptly as reasonably practicable. In connection with effecting any such filing or obtaining any such Permit or Consent necessary to consummate the Transactions, each of Seller and Buyer shall, subject to applicable Law (i) permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to Governmental Authority and (ii) provide counsel for the other Party with copies of all filings made by such Party and all written correspondence between such Party (and its advisors) with Governmental Authority and any other written information supplied by such Party and such Party's Subsidiaries to, or received from, Governmental Authority; provided, however, that materials may be redacted or withheld (A) to the extent that they concern the valuation of the Business, as the case may be, or alternatives to the Transactions and (B) as necessary to comply with contractual arrangements.

5.9 Financial Statements.

(a) Seller shall cooperate and assist Buyer in obtaining, including by asserting its rights under the Transaction Agreement (although Seller shall not be obligated to institute or threaten to institute any Legal Proceeding against Legg Mason or any of its Affiliates), on or prior to November 30, 2005 and in any event no later than 75 days after the Closing Date, the audited balance sheets and related statements of income, changes in shareholder equity and cash flows and notes related thereto of the Business as acquired by Buyer for such fiscal years as are specified in writing by Buyer and as required to satisfy the requirements of Rule 3-05 of Regulation S-X applicable to Buyer for purposes of Form 8-K.

(b) Buyer shall be responsible for the fees and expenses (including all accountants' fees) incurred by Seller or Legg Mason in connection with the compliance by Seller with its obligations under Section 5.9(a) and the delivery by Legg Mason of such financial statements.

5.10 Further Assurances; Cooperation.

(a) Upon the terms and subject to the conditions of this Agreement, each of Seller and Buyer shall, and Seller shall to the extent of its rights under the Transaction Agreement to do so, request Legg Mason to, use its reasonable best efforts, to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things reasonably necessary, proper or advisable under any applicable Law or otherwise, so as to, as promptly as practicable, enable consummation of the Transactions, and each such Party shall, and shall cause its respective Affiliates to, cooperate fully to that end.

(b) On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the Transactions. In addition, after the Closing Date, Buyer shall take and shall cause its employees and agents to take such actions as may be reasonably requested by Seller to enable it to realize the reasonable value of the Excluded Assets, including by assisting Seller in the collection of any receivables contained within the Purchased Assets or Excluded Assets. Furthermore, if at any time after Closing Date, Seller or any of its Subsidiaries, on the one hand, or Buyer or any of its Subsidiaries, on the other hand, receives any cash, checks or other property which properly belongs to the other party, such amounts shall be received by the receiving party as agent for and on behalf of the other party, and the receiving party shall promptly notify the other party thereof and shall promptly remit all receipts to the other party as soon as practicable.

(c) If, at any time, Seller determines that (i) certain assets were excluded from or included within (as the case may be) the Purchased Assets transferred hereunder, but Seller reasonably determines were nonetheless intended to be included in, or made available to Buyer in its operation of, the Purchased Assets, or excluded from the Purchased Assets and retained by Seller in its operation of the Excluded Assets, or (ii) any assets contained within the Transferred Subsidiaires at the time of the Closing were not assets used or held for use by the Transferred Subsidiary exclusively in connection witht the Business or exclusively in connection with the CM Business and also primarily in connection with the Business, then in each case Seller and Buyer shall cooperate in good faith to determine a mutually acceptable method for conveying to Buyer or Seller, as the case may be, such assets. To the extent that any such assets were intended to be included in the Purchased Assets but were not reflected on the Final Closing Date Balance Sheet, then in connection with the transfer of such assets to Buyer, Buyer shall pay to Seller such amount as the parties in good faith agree would have been paid if such assets had been reflected in the Final Closing Date Balance Sheet.

5.11 Notice of Certain Matters.

(a) From the date hereof to the Closing Date, each Party shall promptly advise the other Party in writing upon acquiring Knowledge of any event, circumstance, occurrence or fact that would cause any of the conditions set forth in Article 6 or Article 7 not to be satisfied on or prior to the Termination Date and Seller promptly shall deliver to Buyer any written notices (or portion thereof) relating to the Business received by it from Legg Mason pursuant to Section 6.4 of the Transaction Agreement. No such advice shall be deemed to amend or modify any representation or warranty of the Party disclosing such information or affect any rights or remedies available to the Party receiving such information in connection with any breach of any representation or warranty; provided that a breach of this Section 5.11 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article 6 or Article 7, as applicable, or give rise to a right of termination under Section 9.2 if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Article 6 or Article 7, as applicable, nor result in the right of such non-breaching Party to terminate this Agreement under Section 9.2, as the case may be.

(b) From and after the Closing Date, Buyer shall, promptly after delivery by Buyer to Legg Mason, provide a copy of all notices and all other correspondence provided by Buyer to Legg Mason relating to the Transactions or the transactions contemplated by the Transaction Agreement and which pertain to the Business.

5.12 Delivery of Certain Information.

Between the date hereof and the Closing Date, Seller shall provide, or cause to be provided, to Buyer, promptly following receipt of same from Legg Mason, true and complete copies of monthly unaudited financial statements of the Business.

5.13 Guaranties; Letters of Credit; Intercompany Agreements.

Except as provided otherwise in this Agreement, Buyer shall use its reasonable best efforts to cause one or more of its Affiliates to be substituted in all respects for any Legg Mason Seller or any of its Affiliates (other than the Transferred Subsidiaries), effective as of the Closing, in respect of all obligations of each such Legg Mason Seller or its Affiliates (other than the Transferred Subsidiaries) under each of the guaranties, bonding arrangements, "keep wells," net worth maintenance agreements, letters of credit and letters of comfort furnished by any such Legg Mason Seller or its Affiliates (other than the Transferred Subsidiaries) for the benefit of the Business (the "Subject Guaranties"). All such Subject Guaranties are set forth in Schedule 5.13. Buyer shall reimburse and hold harmless each Legg Mason Seller, Seller or any of their Affiliates that remains a guarantor under any Subject Guaranty with respect to the obligations covered by such Subject Guaranty and shall pay, or cause to be paid, any amounts due thereunder on demand, such that no guarantor (other than Buyer or one of its Affiliates) shall from and after the Closing incur any cost, liability or expense whatsoever arising from or in connection with the Subject Guaranties.

5.14 Related Agreements.

The Parties shall negotiate in good faith the terms of each of the Related Agreements. On the Closing Date, each of the Parties and their respective Affiliates who are parties thereto shall enter into each of the Related Agreements.

5.15 Bulk Sales Laws.

Buyer hereby waives compliance by Seller with the provisions of any "bulk sales," "bulk transfer" or similar laws of any state or other jurisdiction.

5.16 Name of Transferred Subsidiaries.

As soon as practicable after the Closing (but in no event later than 10 Business Days thereafter), Buyer shall cause the certificate of incorporation (or equivalent organizational documents) of each Transferred Subsidiary to be amended to remove any reference to the Legg Mason Principal Marks or Citigroup Principal Marks or any other Trademarks owned by Legg Mason or any of its Affiliates or Seller or any of its Affiliates from the name of such Transferred Subsidiary, and within 90 days from the Closing, Buyer shall file the applicable documents relating thereto with any Governmental Authority, if required pursuant to Law, all in a manner that shall cause Seller to be in full compliance with its obligations under Section 6.11 of the Transaction Agreement.

5.17 Directors' and Officers' Insurance.

If the Closing does not occur simultaneously with the closing of the transactions contemplated by the Transaction Agreement, the Buyer shall cause the Transferred Subsidiaries to maintain in effect for a period of 6 years from the Closing directors' and officers' liability insurance on terms reasonably acceptable to Seller. Buyer further agrees not to amend or revoke during such 6-year period any indemnification provisions in the certificate of incorporation and/or by-laws (or similar governing documents) and will honor and enforce such provisions to the full extent of such provisions after the Closing.

5.18 Intercompany Agreements.

The Parties agree that, effective as of the Closing Date, all agreements between LMWW, on the one hand, and any Transferred Subsidiary, on the other hand, shall be terminated, other than any such agreements entered into in the ordinary course of the Business.

5.19 Certain Matters Pertaining to the Transferred Subsidiaries.

(a) Within fifteen Business Days after the date hereof, Buyer shall deliver a written notice to Seller as to whether it has reached agreement or understanding with the individuals identified on Schedule 5.19(a) that both such individuals will become employees and/or consultants of Buyer or one or more of its Affiliates at or after the Closing and that Buyer has completed its due diligence review of LMMCC and Orchard to its satisfaction. If Buyer so delivers a written notice indicating that it has reached such an agreement or understanding with such individuals and has completed its due diligence review to its satisfaction, then Buyer shall thereafter be obligated to acquire at the Closing the Shares of LMMCC and Orchard and their Subsidiaries. If Buyer delivers a written notice indicating that it has not so reached such an agreement or understanding with such individuals or that it was not satisfied with its due diligence review, then Buyer shall not be obligated to acquire at the Closing the Shares of LMMCC and Orchard; provided that, Buyer shall certify to Seller at Closing that the individuals identified on Schedule 5.19(a) will not become employees or consultants of Buyer or any of its Affiliate at Closing and that Buyer has no current intention to hire or engage (or cause any of its Affiliates to hire or engage) as consultants such individuals subsequent to the Closing. If Buyer fails or is unable to deliver such certificate at Closing, Buyer shall be obligated to acquire at Closing the Shares of LMMCC and Orchard.

(b) Within fifteen Business Days after the date hereof, Buyer shall deliver a written notice to Seller as to whether it has reached agreement or understanding with the Persons identified on Schedule 5.19(b)(i) that such Persons or their Affiliates will become employees and/or consultants of Buyer or one or more of its Affiliates at or after the Closing. If Buyer so delivers a written notice indicating that it has reached such an agreement or understanding with such Persons or their Affiliates, then Buyer thereafter shall be obligated to acquire at Closing the Shares of LMUK. If Buyer delivers a written notice indicating that it has not so reached such an agreement or understanding with such Persons or their Affiliates, then Buyer shall not be obligated to acquire at Closing the Shares of LMUK; provided that, Buyer shall certify to Seller at Closing that Buyer offered to preserve the existing consultancy arrangements on substantially the same terms as in effect as of the date of this Agreement between LMUK and such Persons, that the Persons identified on Schedules 5.19(b)(i) and (ii) or their Affiliates will not become consultants or employees of Buyer or any of its Affiliate at Closing and that Buyer has not current intention to hire or engage (or cause any of its Affiliates to hire or engage) such Persons or any of their Affiliates subsequent to the Closing. If Buyer fails or is unable to deliver such certificate at Closing, Buyer shall be obligated to acquire at Closing the Shares of LMUK.

(c) If Buyer fails to acquire the Shares of LMMCC and Orchard at Closing, then for a one year period following the Closing neither Buyer nor any of its Affiliates shall hire or offer to hire (as an employee or consultant) the individuals identified on Schedule 5.19(a). If Buyer fails to acquire the Shares of LMUK at Closing, then for a one year period following the Closing neither Buyer nor any of its Affiliates shall hire or offer to hire (as an employee or consultant) the Persons identified on Schedules 5.19(b)(i) or (ii) or any of their Affiliates.

(d) If Buyer is not obligated to acquire the Shares of LMMCC, Orchard or LMUK (as applicable) as provided above, then for purposes of this Agreement, the term "Transferred Subsidiaries" shall be deemed to exclude such Person and its Subsidiaries and the term "Shares" shall exclude the outstanding shares of capital stock of such Person, unless in each case Buyer actually acquires the shares of capital stock of such Person at Closing. If Buyer is not obligated to, and does not, acquire the Shares of a Transferred Subsidiary, the representations, warranties, covenants, agreements and schedules contained in or referred to in this Agreement shall be deemed modified to exclude the acquisition of such Transferred Subsidiary and its Subsidiaries.

(e) If at or after the Closing Buyer or its Affiliates (other than LMUK) engages any Person listed on Schedule 5.19(b)(i) or its Affiliates, Buyer shall as a condition to engaging such Person or its Affiliate obtain a full and unconditional release (in form and substance reasonably satisfactory to Seller) of Seller and its Affiliates from and against any and all liabilities whatsoever arising out of or relating to all agreements such Person may have with LMUK or its Affiliates in effect on the date hereof.

5.20 Certain Model.

Between the date of this Agreement and the third anniversary of the Closing, Buyer shall not, and shall cause its Affiliates not to, hire as an employee, consultant or otherwise, or engage in any other business or services arrangement with, the individual listed on Schedule 5.20 unless Buyer and Seller shall have reached a mutually satisfactory agreement pertaining to the ownership and use of the model identified on Schedule 5.20.

5.21 Conduct of Business. Between the date of this Agreement and Closing, Seller shall not consent to any matter relating to the conduct of the Business that requires the written consent of Seller under Section 6.2 of the Transaction Agreement (but only insofar as such matter relates exclusively or primarily to the Business to be acquired hereunder) without the concurrent written consent of Buyer, unless Seller determines that such consent would be unreasonably withheld, conditioned or delayed under the Transaction Agreement, in which case Seller shall be permitted to give such consent.

5.22 Other Employee Matters.

(a) Promptly following the Closing Date, Buyer shall indemnify, hold harmless and reimburse Seller for any severance entitlements due employees listed on Schedule 1.29(c) to a maximum aggregate amount equal to the severance entitlements that such employees would be entitled to receive under any Buyer severance plan, policy or practice as in effect as of the date hereof (but in no event shall the amount to be so reimbursed be less than one week of base pay per year of service, with no cap on years of service) taking into account all of such employee's service with Legg Mason and Seller as if it were service with Buyer, which aggregate amount available shall be no less than $345,000; provided, that the actual amount to be indemnified and reimbursed shall be limited to the amount payable to those employees, if any, that receive severance from Seller or Legg Mason.

(b) From the Closing Date through the second anniversary of the Closing Date, Buyer shall cooperate with Seller in good faith to allocate the bonuses that otherwise would be paid by Buyer to a Buyer Employee from and after the Closing Date in a manner that mitigates to the greatest extent practicable any obligations that Seller or Legg Mason or any of their respective Affiliates may have under any plan, policy or arrangements with respect to such Buyer Employee that may survive the Closing Date.

(c) Prior to Closing, Buyer shall make due inquiry of each CM Business Employee who has not accepted an offer of employment with Buyer and, in the event such inquiry reveals or should have revealed any concern of the CM Business Employee about the bona fide nature of the offer of employment made by Buyer pursuant to Section 5.5(a), Buyer shall reaffirm to such CM Business Employee the bona fide nature of the employment offer made pursuant to Section 5.5(a).

Article 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

6.1 Accuracy of Representations and Warranties and Performance of Obligations.

(a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct (without regard to any Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) has not had and is not reasonably likely to have a Material Adverse Effect.

(b) Each of the material obligations and covenants of Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed in all material respects on or before the Closing Date.

(c) Buyer shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Seller by an appropriate executive officer of Seller, certifying that the conditions specified in Section 6.1(a) and Section 6.1(b) have been satisfied.

6.2 Consents and Approvals.

(a) Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated;

(b) Other than with respect to the HSR Act, all approvals or authorizations of, filings and registrations with, and notifications to, Governmental Authority authorities with respect to the Business required to effect the Transactions shall be in full force and effect and all waiting periods required pursuant to requirements of Law shall have expired or been terminated.

6.3 No Litigation or Contrary Judgment.

No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, determination or other order that, in each case, restrains, enjoins or otherwise prohibits consummation of the Transactions or makes illegal the consummation of the Transactions.

6.4 Deliveries of Seller at Closing.

At Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) certificates representing all the Shares, free and clear of all Liens (other than legends or other restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities Laws) duly endorsed to Buyer or in blank or accompanied by duly executed stock powers;

(b) a Bill of Sale for the Purchased Assets, in form and substance customary for transactions of this type and reasonably acceptable to the Parties, duly executed by LMWW;

(c) an Assignment and Assumption Agreement for the Assumed Liabilities, in form and substance customary for transactions of this type and reasonably acceptable to the Parties, duly executed by LMWW;

(d) the Assignment and Assumption of Leases, in form and substance reasonably acceptable to the Parties, duly executed by LMWW;

(e) unless alternative arrangements are provided for in the Seller Transition Services Agreement, the Sublease Agreements, duly executed by LMWW (or one of LMWW's Affiliates that is the named lessee);

(f) the Clearing Agreement, duly executed by LMWW;

(g) the Warrant Agreement, in form and substance reasonably acceptable to the Parties, duly executed by LMWW;

(h) the Seller Transition Services Agreement, duly executed by Seller or its Subsidiaries;

(i) the Legg Mason TSA Assignment Agreement, duly executed by Seller;

(j) if applicable, a Share Transfer Agreement for the Shares of LMUK, in form and substance customary for transactions of this type and reasonably acceptable to the Parties, duly executed by the applicable Affiliate of Seller;

(k) the Escrow Agreement, duly executed by Seller;

(l) a certificate of good standing of Seller, dated within five Business Days of the Closing Date, from the Delaware Secretary of State;

(m) the certificate required of Seller pursuant to Section 6.1;

(n) to the extent required by applicable Law, any real property transfer tax returns and similar filings required in connection with the Assignment and Assumption of Leases or the sale of the Shares, duly executed by LMWW;

(o) a certificate of good standing (or equivalent in the case of LMUK) of each Transferred Subsidiary, dated within five Business Days of the Closing Date, from the jurisdiction of organization of such Transferred Subsidiary; and

(p) resignations of all of the officers and directors of each Transferred Subsidiary.

6.5 Consummation of the Transactions Contemplated by the Transaction Agreement.

The transactions contemplated by the Transaction Agreement shall have been consummated or shall be consummated simultaneously with the transactions contemplated by this Agreement, except as otherwise provided in Section 2.7 of the Transaction Agreement.

Article 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

7.1 Accuracy of Representations and Warranties and Performance of Obligations.

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct (without regard to any Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) has not had and is not reasonably likely to have a Material Adverse Effect.

(b) Each of the material obligations and covenants of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed in all material respects on or before the Closing Date.

(c) Seller shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Buyer by an appropriate executive officer of Buyer, certifying that the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied.

7.2 Consents and Approvals.

(a) Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated;

(b) Other than with respect to the HSR Act, all approvals or authorizations of, filings and registrations with, and notifications to, Governmental Authority authorities with respect to the Business required to effect the Transactions shall be in full force and effect and all waiting periods required pursuant to requirements of Law shall have expired or been terminated.

7.3 No Litigation or Contrary Judgment.

No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, determination or other order that, in each case, restrains, enjoins or otherwise prohibits consummation of the Transactions or makes illegal the consummation of the Transactions.

7.4 Deliveries of Buyer at Closing.

At Closing, Buyer shall deliver to Seller:

(a) the Closing Payment and the Escrow Deposit, in accordance with Section 2.2;

(b) an Assignment and Assumption Agreement for the Assumed Liabilities, in form and substance customary for transactions of this type and reasonably acceptable to the Parties, duly executed by Buyer;

(c) the Assignment and Assumption of Leases, in form and substance reasonably acceptable to the Parties, duly executed by Buyer;

(d) unless alternative arrangements are provided for in the Seller Transition Services Agreement, the Sublease Agreements, duly executed by Buyer;

(e) the Clearing Agreement, duly executed by Buyer;

(f) the Warrant Agreement, in form and substance reasonably acceptable to the Parties, duly executed by Buyer;

(g) the Seller Transition Services Agreement, duly executed by Buyer;

(h) the Legg Mason TSA Assignment Agreement, duly executed by Buyer;

(i) if applicable, a Share Transfer Agreement for the Shares of LMUK, in form and substance customary for transactions of this type and reasonably acceptable to the Parties, duly executed by Buyer;

(j) the Escrow Agreement, duly executed by Buyer;

(k) a certificate of good standing of Buyer, dated within five Business Days of the Closing Date, from the Delaware Secretary of State;

(l) the certificate required of Buyer pursuant to Section 7.1; and

(m) to the extent required by applicable Law, counterparts to the returns and filings delivered by Seller pursuant to Section 6.4(n), duly executed by Buyer.

7.5 Consummation of the Transactions Contemplated by the Transaction Agreement.

The transactions contemplated by the Transaction Agreement shall have been consummated or shall be consummated simultaneously with the transactions contemplated by this Agreement, except as otherwise provided in Section 2.7 of the Transaction Agreement.

Article 8
INDEMNIFICATION

8.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties set forth in this Agreement and the right to commence any claim with respect thereto shall survive until the date that is 17 months and 25 days following the Closing Date; provided that (i) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2(a) and (b) (Transferred Subsidiaries), 3.3 (Authorization), 3.11 (Brokers), 4.1 (Organization and Good Standing), 4.2 (Authorization) and 4.9 (Brokers) shall survive indefinitely and (ii) the right of Seller to commence any claim with respect to the representations and warranties set forth in this Agreement (other than with respect to Sections 4.1 and 4.2), to the extent such claim relates to a claim made by Legg Mason pursuant to Article X of the Transaction Agreement, shall survive until the date that is 18 months and 5 days following the Closing Date; provided, further, however, that in the event written notice of any claim for indemnification under Section 8.2(a) or 8.4(a) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved.

(b) This Section 8.1 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing, provided that nothing herein shall restrict a Party's right to commence any claim with respect to such covenant or agreement following the Closing.

8.2 Indemnification of Buyer.

Subject to the terms of this Article 8, from and after the Closing Date, Citigroup shall indemnify, defend, save and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Buyer Indemnified Parties"), from and against any and all:

(a) Losses resulting from or arising out of any breach by Seller of any representation or warranty in this Agreement;

(b) Losses resulting from or arising out of the failure by Seller to perform any of its covenants or agreements contained in this Agreement;

(c) Losses resulting from or arising out of any Excluded Liabilities; and

(d) Losses resulting from or arising out of:

(i) the operation of the Business by a Transferred Subsidiary prior to the Closing, except for liabilities and obligations (A) accrued as a liability on the Final Closing Date Balance Sheet or that are set forth on Schedule 8.2(d)(i), (B) assumed by Buyer pursuant to Section 5.5 or (C) arising from and after the Closing or related to the period from and after the Closing under any Lease to which such Transferred Subsidiary is a party that is identified under the heading "Transferred Subsidiary Leases" on Schedule 1.10 or any Contract to which such Transferred Subsidiary is a party that relates exclusively to the Business or exclusively to the CM Business and also primarily to the Business (including the Contracts identified as "Transferred Subsidiary Contracts" on Schedule 1.9); and

(ii) under any Lease to which such Transferred Subsidiary is a party that is not identified on Schedule 1.10; and

(iii) the matters provided in Schedule 8.2(d)(iii).

8.3 Indemnification of Buyer for Taxes.

Subject to the terms and conditions of this Article 8 and without duplication of any indemnity payments made pursuant to Section 8.2, from and after Closing, Seller shall indemnify and hold harmless Buyer Indemnified Parties from and against: (i) all Taxes or liability for Taxes of the Transferred Subsidiaries for any taxable period ending on or before the Closing Date or portion of the Straddle Period ending on the Closing Date; (ii) all Taxes or liability for Taxes of any Person (other than the Transferred Subsidiaries) imposed on any of the Transferred Subsidiaries as a transferee or successor, by contract or pursuant to Law, which relate to an event or transaction occurring before the Closing Date; (iii) all Taxes or liability for Taxes of Seller, its Affiliates or Legg Mason, including any Taxes or liability for Taxes imposed on Seller, its Affiliates or Legg Mason as transferee or successor, by contract or pursuant to Law, claimed or assessed against a Buyer Indemnified Party relating to the Business or the Purchased Assets for any taxable period ending on or before the Closing Date or portion of the Straddle Period ending on the Closing Date; and (iv) except as otherwise provided in Section 5.4, all Taxes or liability for Taxes as a result of the transactions contemplated by this Agreement, including any Taxes resulting from any valid, timely and effective election described in Section 338 of the Code and any comparable elections under the provisions of state, local and foreign Law in each case, except in each case to the extent that Buyer's actions or inactions other than those requested by Seller or required by Law cause the amount of such Taxes to increase; provided, however, Seller shall not be liable to indemnify Buyer Indemnified Parties for Taxes or liability for Taxes to the extent such Taxes or liability for Taxes is reserved for, clearly set forth and verifiable on the Final Closing Date Balance Sheet.

8.4 Indemnification of Seller.

Subject to the terms of this Article 8, from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Seller Indemnified Parties" and together with the Buyer Indemnified Parties, the "Indemnified Parties," and each, an "Indemnified Party") from and against any and all:

(a) Losses resulting from or arising out of any breach by Buyer of any representation or warranty in this Agreement;

(b) Losses resulting from or arising out of the failure by Buyer to perform in any material respect any of its covenants or agreements contained in this Agreement;

(c) Losses resulting from or arising out of any Assumed Liabilities;

(d) Taxes incurred by Buyer or its Affiliates for any period or portion thereof beginning on or after the Closing Date;

(e) Taxes for which Buyer is responsible pursuant to Section 5.4; and

(f) Losses resulting from or arising out of (i) the operation of any Transferred Subsidiary from and after the Closing, except to the extent Buyer is entitled to indemnification under Section 8.2(d), (ii) any liability or obligation accrued as a liability on the Final Closing Date Balance Sheet or that are set forth on Schedule 8.2(d)(i) or (iii) any liability or obligation assumed by Buyer pursuant to Section 5.5.

8.5 Claims.

Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a "Third Party Claim") with respect to a matter for which such Indemnified Party is indemnified under this Article 8 (other than Section 8.3) (notwithstanding the application of any threshold or cap) which has or is reasonably expected to give rise to a claim for Losses, the Indemnified Party shall as soon as practicable, in the case of a Buyer Indemnified Party, notify Seller and in the case of a Seller Indemnified Party, notify Buyer (Seller or Buyer, as the case may be, the "Indemnifying Party"), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (a) describe such Third Party Claim in reasonable detail including the sections of this Agreement which form the basis for such claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (b) attach copies of all substantive written evidence thereof and (c) if possible, set forth an estimate of the amount of Losses that have been or may be sustained by an Indemnified Party; provided that such estimate shall not be binding or used in place of the actual amount of Losses subject to this Article 8. The Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under requirements of Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within 10 Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (i) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article 8, keep such Persons informed of all developments relating to any such Third Party Claims and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, if a Buyer Indemnified Party shall have given notice to Seller of a Third Party Claim in accordance with this Section 8.5 and Seller shall have given notice of such Third Party Claim to Legg Mason in accordance with Section 10.4 of the Transaction Agreement, then the operation of the applicable provisions of Section 10.4 of the Transaction Agreement shall supersede the provisions of this Section 8.5 to the extent that there is any conflict between the operation of this Section 8.5 and Section 10.4 of the Transaction Agreement.

8.6 Claims relating to Taxes.

(a) If a claim for Taxes, including notice of a pending audit, shall be made by any Governmental Authority in writing (a "Tax Claim"), which, if successful, might result in an indemnity payment pursuant to Section 8.3, the party seeking indemnification (the "Tax Indemnified Party") shall notify the other party (the "Tax Indemnifying Party") promptly in writing of the Tax Claim. Failure to give prompt notice of a Tax Claim (a "Tax Notice") shall not relieve the Tax Indemnifying Party of liability under this Agreement except to the extent that the Tax Indemnifying Party demonstrates that the Tax Indemnifying Party's position is materially prejudiced as a result thereof.

(b) The Tax Indemnifying Party may discharge, at any time, its indemnification obligation under Section 8.3 by paying to the Tax Indemnified Party the amount of the applicable Tax set forth in the Tax Claim calculated on the date of such payment. Subject to the remainder of this Section 8.6, the Tax Indemnifying Party shall have control over the conduct of the defense of any Tax Claim, provided that it is acknowledged and agreed by Buyer that where this would result in Seller having conduct of a Tax Claim, Legg Mason may conduct such defense where it is entitled to do so under the Transaction Agreement. Subject to Section 8.6(d) below, the Tax Indemnified Party may, at its own expense, participate in and, upon notice to the Tax Indemnifying Party, assume the defense of any Tax Claim in the event the Tax Indemnifying Party (or Legg Mason, where the Tax Indemnifying Party is Seller) has not assumed the defense of such claim within 60 days of the receipt of the notice required under Section 8.6(a). If the Tax Indemnifying Party (or Legg Mason, where the Tax Indemnifying Party is Seller) does not assume the defense of any such Tax Claim within such period, the Tax Indemnified Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling, provided, however, that the Tax Indemnified Party shall not settle such Tax Claim without the prior written consent of the Tax Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

(c) Except as provided in Section 8.6(d) below, the party that is controlling the Tax Claim pursuant to Section 8.6(b) (the "Controlling Party") shall provide the non-Controlling Party with notice reasonably in advance of, and the non-Controlling Party shall have the right, at its expense, to participate in such Tax Claim to the extent allowed pursuant to the Requirements of Law including the right to attend any meetings with a Governmental Authority (including meetings with examiners) or hearings or proceedings before any Governmental Authority to the extent they relate to such Tax Claim.

(d) Notwithstanding any other provision of this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Seller or Legg Mason or any of their respective Affiliates.

(e) Notwithstanding any provision in this Agreement to the contrary, no provision in this Section 8.6 shall be interpreted in any manner which will require Buyer or Seller to pay any amount more than once whether as purchase price, as an indemnity or as a set-off or credit against any amounts required to be paid pursuant to this Agreement.

8.7 Limitations; Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be (i) liable for any amounts for which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to Section 8.2(a) unless (A) a claim is timely asserted during the survival period specified in Section 8.1(a), (B) the amount of Losses with respect to the particular act, circumstance, development, event, fact, occurrence or omission giving rise to such Losses exceeds $50,000 (aggregating all such Losses arising from substantially identical facts) and (C) the aggregate amount of all Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 8.2(a) exceeds, on a cumulative basis, $2,000,000 (the "Seller Threshold"), and then only to the extent of such excess, and (ii) required to make indemnification payments pursuant to Section 8.2(a) to the extent indemnification payments thereunder would exceed in the aggregate $20,000,000 (the "Seller Indemnification Cap").

(b) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be (i) liable for any amounts for which the Seller Indemnified Parties are otherwise entitled to indemnification pursuant to Section 8.4(a), unless (A) a claim is timely asserted during the survival period specified in Section 8.1(a), (B) the amount of Losses with respect to the particular act, circumstance, development, event, fact, occurrence or omission giving rise to such Losses exceeds $50,000 (aggregating all such Losses arising from substantially identical facts) and (C) the aggregate amount of all Losses for which the Seller Indemnified Parties are entitled to indemnification pursuant to Section 8.4(a) exceeds, on a cumulative basis, $2,000,000 (the "Buyer Threshold"), and then only the extent of such excess, and (ii) required to make indemnification payments pursuant to Section 8.4(a) to the extent indemnification payments thereunder would exceed in the aggregate $20,000,000 (the "Buyer Indemnification Cap").

(c) Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance which results in an adjustment to the purchase price pursuant to Article 2 would also constitute a breach or inaccuracy of any of a Party's representations, warranties, covenants or agreements under this Agreement or otherwise result in a Loss to the other Party, such Party shall have no obligation to indemnify any Buyer Indemnified Party or Seller Indemnified Party, as applicable, with respect to such breach or inaccuracy to the extent that (i) recovery for any such Loss would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Article 2, (ii) such Loss was reflected as a liability on the Final Closing Date Balance Sheet or (iii) such Loss was the subject of a dispute resolved as contemplated by Section 2.5.

8.8 Insurance; Tax Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the claim for indemnification. If an Indemnified Party shall have used its reasonable best efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such losses exceeds the amounts actually recovered.

(b) Any indemnity payments made pursuant to Article 8 shall be made net of any tax benefit realized or utilized by the Tax Indemnified Party that results from the payments of the amounts indemnified against giving rise to such indemnity payments.

8.9 Remedies Exclusive.

Except as otherwise specifically provided herein, the remedies provided in this Article 8 shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non performance, partial or total, of any covenant or agreement contained herein.

8.10 Mitigation.

Each Indemnified Party shall use reasonable best efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Article 8. In the event that an Indemnified Party shall fail to make such reasonable best efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Seller nor Buyer, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses or Taxes that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

8.11 Tax Indemnification.

Except as expressly provided in this Article 8, this Article 8 shall not apply to indemnification with respect to Taxes.

8.12 Treatment of Article 8 Payments.

To the extent permitted by Law, any payments made pursuant to Article 8 shall be treated for all Tax purposes as adjustments to the aggregate purchase price.

Article 9
MISCELLANEOUS PROVISIONS

9.1 Notice.

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:

Stifel Financial Corp.
501 N. Broadway
St. Louis, Missouri 63102
Attention: Ronald J. Kruszewski, President and CEO
Facsimile:

With a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri 63102
Attention: James L. Nouss, Jr.
Facsimile: (314) 259-2020

If to Seller:

Citigroup Inc.
399 Park Avenue
New York, NY 10043
Attention: Andrew M. Felner
Facsimile: (212) 559-7057

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Paul D. Ginsberg
Facsimile: (212) 492-0131

9.2 Termination.

(a) This Agreement (x) shall terminate automatically without any further action of the Parties if the Transaction Agreement terminates for any reason and (y) may be terminated at any time prior to the Closing only by:

(i) mutual written consent of Seller and Buyer;

(ii) by either Buyer or Seller, if the transactions contemplated by this Agreement are not consummated by March 31, 2006 (the "Termination Date"), except to the extent that such failure arises out of, or results from, a material breach by the Party seeking to terminate this Agreement of any representation, warranty, covenant or obligation of such Party contained herein; or

(iii) by either Buyer or Seller, as the case may be, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Article 7 (in the case of a breach by Seller), or Article 6 (in the case of a breach by Buyer), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Party alleged to be in breach; provided that the right to terminate this Agreement under this Section 9.2(a)(iii) shall not be available to any Party if the nonfulfillment of the conditions to such Party's obligation to close set forth in Article 7 (in the case of Seller) or Article 6 (in the case of Buyer) results from the breach by such Party of any of its representations, warranties, covenants or obligations contained herein.

(b) If this Agreement is terminated, no Party (or any of its Affiliates or their respective directors, officers, employees, representatives or agents) will have any liability or further obligation to any other Party to this Agreement, absent fraud or willful breach of this Agreement prior to such termination and except for the obligations set forth in Sections 5.1(a), (b) and (c), Section 5.3, Section 5.7 and Article 9, which shall survive termination.

9.3 Entire Agreement.

This Agreement, together with the Related Agreements and the Confidentiality Agreement and all schedules, annexes and exhibits hereto and thereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

9.4 Amendment and Modification.

No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

9.5 Assignment; Binding Agreement.

This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Party, except that (i) Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by the Affiliates of Buyer provided that Buyer shall not be relieved of its obligations hereunder and (ii) Seller shall have the right to assign its rights to receive payments, but not its obligations, hereunder.

9.6 Waiver of Compliance; Consents.

Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer, on the one hand, or Seller, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7 Expenses.

All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. All costs and expenses incurred by Seller, LMWW or any Transferred Subsidiary in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller. All costs and expenses relating to local counsel in connection with foreign anti-trust, non-competition or other filings shall be shared equally by the parties.

9.8 Counterparts.

This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.9 Severability.

If any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 Remedies Cumulative.

Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties' rights to redress for fraud.

9.11 Governing Law.

This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

9.12 Jurisdiction; Venue; Consent to Service of Process.

(a) Each of the Parties irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In addition, Buyer irrevocably and unconditionally submits to the non-exclusive jurisdiction of each forum in which any dispute between Legg Mason and Seller or their Affiliates may be pending to the extent that such dispute involves a similar set of facts or circumstances as a dispute pending or threatened under this Agreement. In any action, suit or other proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the Parties also hereby agrees that any final and unappealable judgment against a Party in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b) Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 9.1. Nothing in this Section 9.12 shall affect the right of any Party to serve process in any other manner permitted under applicable Law.

9.13 WAIVER OF JURY TRIAL.

TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.14 No Third Party Beneficiaries or Other Rights.

Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person's dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto; provided, that, the provisions of Section 5.5 shall inure to the benefit of Legg Mason, the provisions of Article 8 will inure to the benefit of the Indemnified Parties and the provisions of Section 5.17 shall inure to the benefit of the officers and directors of the Transferred Subsidiaries as of the Closing Date. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void; provided that Buyer may, without the consent of Seller, assign any or all of its rights and its related obligations hereunder, to any of its wholly-owned Subsidiaries (although no such assignment shall relieve Buyer of its obligations to Seller or any Seller Indemnified Person hereunder). The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.

9.15 Schedules.

The Schedules to this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

9.16 Specific Performance and Other Equitable Relief.

The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

9.17 Headings; Interpretation.

The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "include," "includes," "including," and derivative or similar words shall be construed to be followed by the phrase "without limitation"; and (v) references herein to "days" are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

9.18 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Agreement, neither Seller nor any of its Affiliates or their respective officers, directors, employees or representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Seller, and Seller hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or their respective officers, directors, employees or representatives or any other Person of any documentation or other information.

(b) Except for the representations and warranties contained in this Agreement, neither Buyer nor any of its Affiliates or their respective officers, directors, employees or representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Seller, express or implied, at law or in equity, on behalf of Buyer, and Buyer hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or their respective officers, directors, employees or representatives or any other Person of any documentation or other information.

[Remainder of page intentionally left blank; signature page attached.]IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

"BUYER"

STIFEL FINANCIAL CORP.

By:

Name:

Title:

"SELLER"

CITIGROUP INC.

By:

Name:

Title:

Schedule 1.9

Assumed Contracts

  Maintenance Agreement, dated January 1, 2004, between LMWW and IPC Information Systems, LLC.
  Service Agreement between Transaction Network Services, Inc. and LMWW dated as of November 2, 2001.
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of January 26, 2004 (Atlanta).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of May 1, 2005 (Boston).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of June 1, 2004 (Baltimore).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of September 16, 2003 (Chapel Hill).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of April 20, 2003 (Chicago).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of September 14, 2002 (Dallas).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of March 23, 2004 (Houston).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of August 8, 2003 (Minneapolis).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of April 1, 2003 (New York).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of December 1, 2003 (Pittsburgh).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of March 1, 2003 (San Francisco).
  Maintenance Agreement between IPC Information Systems, LLC and LMWW dated as of August 19, 2003 (Winston Salem).

  Ameritech Centrex Service Confirmation of Order and Understanding, dated June 9, 2003, between LMWW and Ameritech.
  User Access & License Agreement between bigdough.com, inc. and LMWW dated as of June 1, 2003.
  Open Library Services Agreement between Blue Matrix LLC and LMWW dated as of October 19, 2004.
  Master Services Agreement and General Terms and Conditions between BondDesk Group LLC, BondDesk Trading LLC and Legg Mason dated as of November 3, 2004.
  Cantor Market Data Subscriber Agreement Terms and Conditions between LMWW and Cantor Fitzgerald Securities dated as of December 16, 2004.
  BondEdge Broker-Dealer Contract between CMS BondEdge and LMWW dated as of February 2, 2005.
  NASDAQ Consolidated Subscriber Agreement between LMWW and CQG, Inc. dated as of November 5, 2004.
  Connectivity Services Agreement between LMWW and Eze Castle Transaction Services, Inc. dated as of February 1, 2005.
  Software Licensing Agreement between Facetime Communications, Inc. and LMWW dated as of September 26, 2002.
  Subscription and Website License between LMWW and Fitch Information, Inc. dated as of January 1, 2005.
  Instinet Research and Analytics Service Letter Agreement between Instinet Corporation and LMWW dated as of June 4, 2001.
  License Agreement between LMWW and Investortools, Inc. dated as of February 1, 2004.
  NYFIX Millennium Broker-Dealer Agreement between NYFIX Millennium, LLC and LMWW dated as of December 8, 2000.
  Alert Agreement between Omgeo LLC and LMWW dated as of April 3, 2003.
  Master Lease Agreement and Addendum between Pitney Bowes Credit Corporation and LMWW dated as of September 11, 2002.
  Non-Exclusive License Agreement between Portware, LLC and LMWW dated as of February 7, 2003.
  Site License Agreement between Quantitative Analytics Inc. and LMWW dated as of June 19, 2003.

  Transaction System Agreement between Reuters Global Routing Services (US) LLC and LMWW dated as of April 1, 2004.
  Certain agreements between Reuters and LMWW with respect to bridge stations for New York, Baltimore, Dallas and San Francisco. (Copies of the agreements were destroyed on 9/11/01.)
  Standard & Poor's Master Subscription Agreement between Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and LMWW dated as of March 1, 2003.
  Standard & Poor's Service Agreement 26th floor between Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and LMWW.
  StarMine Professional Services Agreement between StarMine Corp. and LMWW dated as of February 3, 2005.
  Service Bureau Agreement between SunGard Trading Systems and LMWW dated as of January __, 1997.
  PowerNet Service Agreement and Market Data Agreement between SunGard Trading Systems and LMWW dated as of January 1, 2005.
  User Agreement between TradeWeb LLC and LMWW dated as of June 20, 2000.
  Master Agreement for Thomson Financial Inc. between Thomson Financial Inc. and LMWW dated as of August 25, 2003 (schedules K, M, O and P only).
  Tradeware FixLink Connectivity Agreement between Tradeware Systems LLC and LMWW dated as of April 2, 2003.
  Broker/Dealer Subscriber Agreement between ValuBond Securities, Inc. and LMWW dated as of August 21, 2001.
  Professional Alliance Agreement (Exhibit A - Investment Banking Referral), dated March 10, 2003, between LMWW and iNetworks Advisors, Inc.
  Finder's Fee Agreement between LMWW and M Holdings Securities, Inc. dated April 24, 2003.
  Finder's Fee Agreement between LMWW and Lincoln Financial Advisors Corp. dated February 28, 2001.
  Finder's Fee Agreement between LMWW and 1st Global Capital Corp. dated June __, 2003.
  All Engagement Letters listed in Section 3.10 of the Seller's Disclosure Letter under this Agreement and all other Engagement Letters entered into in connection with the operation of the Business after the date of the Agreement in the ordinary course of business consistent with past practice or otherwise in accordance with Section 6.2 of the Transaction Agreement.
  Any Underwriting Agreement with respect to any transaction which has not settled or closed prior to the Closing, including any Underwriting Agreement that has an unexercised over-allotment option as of the Closing.
  Soft Dollar Agreements and all schedules thereto exclusively relating to the Business entered into by LMWW.

Transferred Subsidiary Contracts:

	Contract	Parties	Date
1	Referral Agreement	Legg Mason Limited/Geneva Investment Club	Undated.
2.	Services Agreement	Legg Mason Limited/R&L Services SA	11/23/04
3.	Addendum to Services Agreement	Legg Mason Limited/R&L Services SA	11/23/04
4.	Consultancy Services Agreement	Legg Mason Limited/RCLM LLP	09/09/04
5.	Consultancy Services Agreement	Legg Mason Limited/Woodman Investment Limited	12/18/97
6.	Loan Agreement	Legg Mason Limited/RCLM LLP	06/01/05
7.	Termination and General Release Agreement	Legg Mason Limited/ISLA Limited	09/15/04
8.	Amended and Restated Consultancy Services Agreement	Legg Mason Limited/MG Financial Consultants, S.L.	02/08/01 (as amended)
9.	Amended and Restated Consultancy Services Agreement	Legg Mason Limited/MG Securities Brokers, S.L.	9/28/04
10.	Strategic Alliance Agreement	LMWW/Legg Mason Limited/MG Wealth Managers SA	Undated.
11.	Connectivity Services Agreement	LMWW/EZE Castle Transaction Services, Inc.	02/01/05
12.	Subinvestment Management Agreement	Legg Mason Limited/Brandywine Asset Management, LLC	12/13/04
13.	Service Agreement	Legg Mason Limited/Legg Mason Capital Management, Inc.	Undated
14.	US Large Cap Investment Management Agreement	Legg Mason Limited/Legg Mason Capital Management, Inc./Stichting Shell Pensioenfonds	10/15/04
15.	Investment Management Agreement	Legg Mason Limited/National Bank of Abu Dhabi	12/13/04

  All Contracts entered into by any Transferred Subsidiary in connection with net lease financing transactions, including commitments and contracts described in LMWW's Confidential Memorandum dated September 6, 2005 and attachments thereto.

Schedule 1.10

Assumed Leases

Assumed Leases:
  9 Orchard View Drive, Chadds Ford, Pennsylvania
  The Pavilion, 200 West Franklin Street, Suite 310, Chapel Hill, North Carolina
  Fifty South Sixth Street, 14th Floor, Minneapolis, Minnesota
  44 Montgomery Street, Suite 4240, San Francisco, CA
  200 Public Square, Suite 2945, Cleveland, Ohio
  3399 Peachtree Street, Suite 2090, Atlanta, Georgia

Transferred Subsidiary Leases:
  Thomas Neal's Covent Garden, 39 Earlham Street, 2nd floor, London, UK

Schedule 1.11(d)

Assumed Liabilities

  Liabilities relating to referral fees payable to brokers or other Persons who have referred transactions to the Business, including, but not limited to, liabilities relating to the referral fees set forth on Annex 1 hereto, provided that any such referral fees not specifically scheduled payable to private client brokers of Legg Mason shall be in accordance with the written policies of Legg Mason or otherwise reasonable and customary and consistent with past practices.
  The obligation to make payments to specified CM Business Employees upon disposition of the warrants, units, shares of common stock and other securities set forth on Schedule 1.139.

Schedule 1.29

CM Business Employees

(a)	See Annex 2 hereto.
(b)	See Schedule 5.3(b)
(c)	Baker,Larry C
Bechter,Timm P.
Bruce,Christopher M
Butson,Sean P.
Clarke,Tahmin O
Corprew,Lamont N
Countryman,John
Dagger,James W.
Feketie,John P.
Frost Jr.,Norman C.
Hall, Dan
May,Joseph D.
Mihalik,Allan R.
Mowbray III,Edwin R.
Olszewski,Linda
Overstreet,Kenya
Perlin,Daniel R.
Renner,Phillip L
Saunders,David E
Scherer,Michael S.
Shaduk,John P.
Timmons,Edward D
Toomey,John R
Williams,Derrick
Wilson,Brad J.
Woolford,John R.
Zito,Daniel E.

Schedule 1.56

Excluded Assets

  Underwriting agreements for closed transactions.
  All of LMWW's exchange seats, including its four NYSE seats, its Chicago seat and its Philadelphia seat.
  The Intercompany & Clearing Agreement between LMWW and LMUK dated April 1, 2001.
  All Clearing Agreements to which LMWW is a party.
  All Prime Broker agreements to which LMWW is a party.
  All Securities Repurchase Agreements to which LMWW is a party.
  All Stock Loan Counterparty Agreements to which LMWW is a party.
  Stock Exchange Seat Leases.
    Seat Lease Agreement (Thomas McDaniels) Between Legg Mason Wood Walker, Inc. and the NYSE, dated May 2, 2005
    NYSE Seat Lease Agreement (Richard M. Suschinsky) Among Legg Mason Wood Walker, Inc., Jeffrey S. Hersch, and Richard M. Suschinsky, dated June 16, 2004
    Model Special Transfer Agreement (American Stock Exchange) Among Legg Mason Wood Walker, Inc., Robert Hawkey, and Joseph R. McGuire, dated April 25, 2005.
  All other Contracts not used (i) exclusively in the conduct of the Business or (ii) exclusively in the conduct of the CM Business and also primarily in the conduct of the Business

Schedule 1.69

Illustrative Balance Sheet

See attached.

Schedule 1.75

Knowledge

(a) Knowledge of Seller

  Vincent Fandozzi
  Alex Weil
  Erik Luchs
  Brian Higgins

(b) Knowledge of Buyer
  Ron Kruszewski
  Jim Zemlyak
  David Sliney

Schedule 1.124

Subleased Property

CAPITAL MARKETS SPACE LOCATED WITH PCG

Stifel would sublease the space used by the Capital Markets business for the balance of the stated terms at a rental equal to the pro rata portion of rental space plus a pro rata pass through of all other costs.

Space	Users	Construction Needed/Comments
Boston	FICM/Equity	Minor renovations needed to separate from PCG (one wall and door). CM needs IT room.

Chicago	FIS/Equity/IB

Construction to be determined. If Buyer hires 50% or more of the people in the non-sublet space before the Closing or within three (3) months thereof, Buyer must sublease the entire facility. Will not be charged for Muni Finance space.

Cleveland Suite 2931	FICM/Equity/Research	Close connecting door. CM needs IT room.

New York	FICM/Equity/IB	21st Floor only.

Philadelphia	IB	Separate space. No construction needed.

Pittsburgh	FICM	Minor renovations needed to separate from PCG (move one door). CM needs IT room.

Richmond	FICM/Research	Separate FICM suite. No renovations needed to separate from PCG. CM needs IT room.

Washington	Research	Separate space. No construction needed. CM needs IT room.

Stifel would enter into a one-year sublease with 6 month extension for the required Capital Markets space at a rental equal to the pro rata portion of the rental space plus a pro rata pass through of all other costs.
Space	Users	Construction Needed/Comments
Dallas Suite 1950	FICM/Equity/Research	Semi-separate suites (FICM & Equity). Minor renovations needed.

Houston	FICM	Separate space. Close up connecting door. CM needs IT room.

Schedule 1.139

Warrants and other Securities

	# Of	# Of
	Warrants	Securities
Warrants

Fieldturf Holdings, Inc. (exp 07/26/06)	750	750
American Public Education, Inc. (exp 08/30/07)	14,165	14,165
CHFA (Performax) (exp 4/23/08)	595	595
CHFA (Performax) (exp 4/23/08)	1,916	1,916
Genaissance Pharmaceuticals 2 (exp 5/15/08)	65,000	65,000
Vitex (exp 3/10/10)	43,500	43,500
KIMC (aka Medvance) (exp 12/22/08)	121,513	121,513

Stonebridge Technologies, Inc. (06/30/07)	510,000	510,000
Hire Quality, Inc. (exp 05/20/08)	113,957	113,957
U.S. Fleet (exp 02/13/08)	1	1

Privately Held Securities		# Of Securities

Capella Education Co. (formerly Learning Ventures Int'l)		135,088
Capella Education Co. (formerly Learning Ventures Int'l)		131,238
ARI Ventures I, LLC		4% equity interest
Regency Corp.		300 of Series A cumulative convertible pfd
Automated Monetary		20,000 common stock
Servicecare, Inc.		500 common stock
Dominion Bridge Corp.		75,000 common stock

Schedule 5.2(a)

Non-Solicitation by Buyer

Employee Name	Business Unit
Acree,Cody G	Equity Research
Alfone,Michael	TFI Sales
Anderson,David J.	TFI Sales
Arrup III,Henry Desmond	OTC Trading
Askew,George I	Equity Research
Bannister,Barry B.	Equity Research
Barb,Perry P.	NYSE Floor
Barkstrom,Adam C.	Equity Research
Batchelder,Karen S.	CF
Baugh,John A	Equity Research
Bishop,David J.	Equity Research
Blomgren,Paul M	TFI Sales
Boone,Weston W.	Listed Trading
Born,Allen P	CF
Bradley Jr.,Edwin J	SYN
Brendler,Christopher C	Equity Research
Brockman,Donald L.	TFI Sales
Cali,Vincent M	CF
Carroll,Susan M.	TFI Sales
Carroll,Thomas A.	Equity Research
Cashman,Frances Langton	TFI Sales
Cashman,W. Timothy	TFI Sales
Chabbott,John R.	Institutional Sales
Chisnell,Corey J.	CF
Choi,Mark C	Program Trading
Cloud,Andrew M.	TFI Sales
College,Christopher G.	CF
Cornell,Daniel M	CF
Cousino,Scott R	CF
Craig,Robert L	Equity Research
Crum,Andrew E	Equity Research
Cullen,Thomas W.	CM
Curtis,Barry C	CF
Cutugno,Leonard F	TFI Sales
Damian,John W	CF
Darden,Joseph E.	TFI Sales
DeMasi, James	Sr FI Strategy
Devitt,Scott W.	Equity Research
DiPaola,Salvatore A	CF
Doctrow,Jerry L.	Equity Research
Dodman,David P	CF
Dolan,Patrick E	CF
Doran,Kieran M	CF
Dunleavy,Paul	TFI Sales
Duperier,Henry A.	TFI Sales
Dutel,Catherine Y	TFI Sales
Fennessy,Terence B.	Institutional Sales
Fick,David M.	Equity Research
Fique,Tamara J.	Equity Research
Fischer,Warren B	Equity Research
Fitzgerald,Neil F.	TFI Trading
Flip Pool (Unallocated)	Equity Research
Forward,Paul S	Equity Research
Fox,Joseph K	CF
Franke,Matthew C	Coverage Trading
Frankenberg,Bruce L.	TFI Sales
Gaeger,Bennett C.	OTC Trading
Gallagher Jr.,Francis X. J	CF
Getter,Keith E.	CF
Gheewala,Vishva	Institutional Sales
Gommel,Eric T	Equity Research
Gore,W. Kyle	Structured Finance
Guinee,John W	Equity Research
Hamed,Joseph S.	Institutional Sales
Hardig,John J	CF
Hartley,Patrick G.	TFI Sales
Hawkins,Robert R	Equity Research
Hendon II,John J	CF
Herman,Jerry R	Equity Research
Hetzler,William C	CF
Higgins,Steven D.	CF
Hill,Peter J	CF
Himelfarb,Richard	CF
Ho,Patrick J	Equity Research
Holder,William R.	Institutional Sales
Holt,Sylvia D	TFI Trading
Honovich,John R.	CF
Horrigan,Deborah A	TFI Trading
Horrigan,Sean M.	TFI Sales
Ingles,Thomas B	TFI Sales
Isbee,Nathan	Equity Research
Jacobs,Richard A	Structured Finance
Jaffe,Richard E	Equity Research
James,Jeanelle J	CF
Jamison Jr.,Francis J.	TFI Trading
Jones,Brandon L	Institutional Sales
Jones,Patrick T.	Institutional Sales
Karabogias,Constantine	Coverage Trading
Kenney,John D.	TFI Sales
Kenny,Paul M.	TFI Sales
King,Christopher	Equity Research
Knapp,Lindsay Haines	TFI Sales
Knight,Elana S.	Institutional Sales
Lahr,Troy J.	Equity Research
Lancelotta,Dominic A	Institutional Sales
Larkin,John G	Equity Research
Laufenberg,Allen G.	CF
Lauman,Thomas G.	Coverage Trading
Legros,Andrew C.	Institutional Sales
Lesburg,Peter G	CF
Levin,Blair S	Equity Research
Levy,Spencer G.	CF
Lindeman,B. John	CF
London	Institutional Sales
Loomis,William R.	Equity Research
Mahan,Jon M.	CF
Marshall,Victor L.	Institutional Sales
Martin,Brian D	Coverage Trading
Martin,Ryan C	CF
Mata Jr.,Angel	Coverage Trading
Mathews,Amy A	TFI Sales
McClernan,Ryan D.	TFI Sales
McGuire, Michael	TFI Sales
McMahon,Michael P.	Muni Trading
Meyer Jr.,Charles A.	Institutional Sales
Micklem,Mark C	CF
Miller, Anne	TFI Sales
Miller,Craig A.	OTC Trading
Mitchell, Martin
Monks,David J.	TFI Trading
Mosay,Grady J.	TFI Trading
Muendel,Todd E.	TFI Sales
Mulroy,Thomas	Equity
Mulvihill,Daniel F.	TFI Sales
Murphy,Louisa Wilson	Institutional Sales
Murphy,Mark J.	Institutional Sales
Muse,Daniel J	CF
Musotto,Marci L	TFI Sales
Nash,Edward H	Equity Research
Neave,Jonathan A.	Coverage Trading
Neenan,Mark S.	Coverage Trading
Nystrom,Christopher B.	TFI Sales
O'Dowd,Jeffrey G.	Institutional Sales
O'Dowd,Kevin C.	Institutional Sales
O'Reilly,Monica A.	TFI Sales
Orrson,Paul E.	Institutional Sales
Paisan,Michael G	Equity Research
Parker,James D	CF
Pearce-Batten,Anthony	Institutional Sales
Peltier,Thomas K.	CF
Petrik Jr.,Gerard F.	Equity Research
Phillips,Michael W	Equity Research
Pierce,Richard H.	CF
Piland III,Robert S.	Institutional Sales
Pohl,Jeffrey M.	Institutional Sales
Polischeck,David A.	Institutional Sales
Powell,John B	TFI Sales
Price,George A.	Equity Research
Prichett,Stephen D.	CF
Ramprasad,Bharat K	CF
Randazza, Frank	TFI Sales
Riede-Maher,Donna	FICM - Administrative
Robinson,Thomas E.	CF
Rodriquez, Ramiro	Sr FI Strategy
Rosenbaum,Shlomo H	Equity Research
Rosenthal,Joel E	Coverage Trading
Ross,David G	Equity Research
Rowan,James A.	CF
Rowe,Bryce W	Equity Research
Ruble,Meredith L.	CF
Russell,Thomas E.	Structured Finance
Savelkoul,John H	TFI Sales
Schatz,Gary	Equity Other
Scheidle,William R.	Institutional Sales
Schick,David A	Equity Research
Schmucker,B. Andrew	CF
Schrader,Thomas M.	Listed Trading
Sheehan,Jerome C	Institutional Sales
Shields,Meyer	Equity Research
Soraparu,Steven R	CF
Stark,Sharon L.	FI Research & Strat
Stewart,Alexsander M.	CF
Storey,Terrence P	CF
Strebel,Paul F.	TFI Sales
Stuart,Nicholas T	CF
Suazo,Pedro A.	CF
Suazo,Ramon M	CF
Sullivan,Joseph A.	FICM - Administrative
Swartzberg,Mark D	Equity Research
Swirsky,Douglas J	CF
Szymanowski,Michael J	Coverage Trading
Thornton,Richard C	TFI Other
Tietbohl,Jon A	CF
Tomford,Bret S	TFI Sales
Vegh,David B.	TFI Trading
Verbic,Daniel P.	Institutional Sales
Wales,Wayne W.	TFI Sales
Walters,Marc J.	TFI Trading
Ward Jr.,William H	TFI Sales
Warns III,Hugo J.	Equity Research
Wasson,Christopher E.	OTC Trading
Waters,Kim F	TFI Sales
Weller,Todd C.	Equity Research
Wenker,Hanni A	Muni Trading
Williams,Derrick	CF
Williams,Othello L	Equity Research
Wolberg,Darren M.	TFI Trading
Wong,Wilson	Program Trading
Wright,Christopher D.	Equity Research
Wu,Guangyu G	CF

Schedule 5.3(b)

Non-Solicitation by Buyer

Operations Personnel:	Retail Fixed Income:	Retail Equities:

Bethea, Anthony X

Borja, Michael C.

Doggett, Mary A

Hennessey, Michael J.

Pettway, Attry J

Price, Danny L.

Smith, Stephanie P.

Stark, Amy M.

Hill, Sharon E

Jinks, Shirlene Y.

Lassiter, Dawnia R

Settlers, Cula M

Diana D. Cooper

Jeff Freimanis

Hoffman, Dale S.

Kane, Elizabeth A

Troiano, John C.

Jacobs, Michael D.

Flynn, Joseph M.

Rambo, Kent M.

Crawford, Michael J.

Diette, Mary Lynne

Watt, William E.

Davidson, Mark E.

Myers, Sherry L.

Izzo, Joseph A.

Ciresi, Deborah A.

Weaver, Daniel A.

Vergos, Karen G.

Worthington, Michael T.

Morrisey, Quindero

Dorshow, Jason B.

DeMartini, Anthony

Roughan, Brendan P. Rivera, Cheryl A. Haffner, Joseph T Wolfe, Alan D Ashton, Andrew S Rivel,William N. Graslewicz,Kevin J.

Retail Municipals:	Finance:
Smith III, F. Bruce Schnakenberg, Robert W Nystrom, Melanie Powers White, Donna Stark, Lisa Dougherty, Joseph F. Harrison, Charles R. Riha, Scott B.	Martinez, John Smith, Lauri

Schedule 5.13

Subject Guarantees

None.

Schedule 5.19

Transferred Subsidiary Matters

(a):

Kyle Gore

Richard Jacobs

(b)(i):

Nick Robinson

Angus Carlill

Massimo Luginbuehl

Nicolas Rhein

(b)(ii):

Any Person employed or otherwise engaged as an employee or consultant of any of RCLM, LLP, MG Financial Consultants, S.L., MG Securities Brokers, S.L. or R & L Services SA.

Schedule 5.20

Certain Model

Individual

Richard Cripps.

Model

The Legg Mason/LMWW qualitative research products model managed by Richard Cripps, including reports generated thereby and data used therein.

Schedule 8.2(d)(i)

Other Transferred Subsidiary Liabilities

None.

Schedule 8.2(d)(iii)

Indemnification

If Buyer purchases the Shares of LMUK at Closing notwithstanding that it has offered to preserve the existing consultancy agreement with the Madrid contractor but has failed to reach an understanding or arrangement with the Madrid contractor and Buyer determines that it is necessary to terminate the operations of the Madrid office, then Seller shall indemnify and hold harmless Buyer and its Affiliates from and against all Losses arising out of or resulting from the termination and closure of such office; provided, that, Seller shall be entitled to control the manner in which such office is terminated and closed and Buyer shall cooperate fully with Seller in this regard. In addition, if requested by Seller, Buyer shall take reasonable steps to cause LMUK to enforce all of its rights under the applicable consultancy agreements, which shall be at Seller's sole cost and expense and shall promptly remit to Seller all recoveries thereunder. Seller shall agree to promptly reimburse any such out-of-pocket expenses, as such expense are, or are reasonably anticipated to be, incurred.